As Filed With the Securities and Exchange Commission on June 1, 2009

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AMBIENT CORPORATION

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

DELAWARE	334413	98-0166007
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

79 CHAPEL STREET
NEWTON, MASSACHUSETTS 02458
(617) 332-0004

 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

JOHN J. JOYCE
79 CHAPEL STREET
NEWTON, MASSACHUSETTS 02458
(617) 332-0004

 (Name, address and telephone number of agent for service)

Copies of all communications, including all communications
sent to the agent for service, should be sent to:

David Aboudi, Esq.

Aboudi & Brounstein

3 Gavish Street

Kfar Saba, 44641, Israel

+972-9-764-4833

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	750,000	$0.075	$56,250	$3
Common Stock	42,883,331	$0.035	$1,500,917	$84
Total	43,633,331		$1,557,167	$87

1.

Represents shares of Common Stock issuable upon exercise of warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 1, 2009

PROSPECTUS

AMBIENT CORPORATION

43,633,331 shares of Common Stock

This Prospectus relates to the resale by the selling stockholders of up to 43,633,331 shares of our common stock, par value $0.001 (the "Common Stock") issuable upon exercise of currently exercisable warrants.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Act").

Our Common Stock is quoted on the OTC Bulletin Board under the trading symbol "ABTG". The last reported sales price per share of our Common Stock as quoted by the OTC Bulletin Board on May 29, 2009 was $0.14.

AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THE SECTION OF THIS PROSPECTUS TITLED "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES EXCHANGE AND COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is ______, 2009

PRINCIPAL EXECUTIVE OFFICE:

Ambient Corporation
79 Chapel Street
Newton, Massachusetts 02458
(617) 332-0004

AMBIENT CORPORATION

TABLE OF CONTENTS

PROSPECTUS SUMMARY

1

RISK FACTORS

4

USE OF PROCEEDS

8

AGREEMENTS WITH THE SELLING STOCKHOLDERS

8

DIVIDEND POLICY

9

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

10

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

10

DESCRIPTION OF BUSINESS

17

DESCRIPTION OF PROPERTY

24

LEGAL PROCEEDINGS

24

MANAGEMENT

24

EXECUTIVE COMPENSATION

26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

28

BENEFICIAL OWNERSHIP OF MANAGEMENT, DIRECTORS AND
CERTAIN BENEFICIAL HOLDERS

28

SELLING STOCKHOLDERS

30

PLAN OF DISTRIBUTION

31

DESCRIPTION OF CAPITAL STOCK

32

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

32

LEGAL MATTERS

33

EXPRTS

33

WHERE YOU CAN FIND MORE INFORMATION

33

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F-1

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock.

PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY THE SECTION TITLED "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

AMBIENT CORPORATION

Ambient Corporation (referred to herein as “we,” “our,” “us,” “Ambient,” or the “Company”) is a pioneering integrator of smart grid communications platforms, creating high-speed Internet Protocols (IP)-based data communications networks over existing medium and low-voltage distribution grids, thereby enabling smart grid applications. The Ambient smart grid platform, known as Ambient Smart Grid™, facilitates a two-way, real-time communications network to serve the “last mile” backhaul necessary for utilities to implement smart grid applications such as Advanced Metering Infrastructures (AMI), real-time pricing, Demand Side Management (DSM), Distribution Monitoring and Automation, and direct load control and more. When combined, these applications can offer economic, operational and environmental benefits for utilities, and ultimately the utility’s customers.

Dating back to 2000, Ambient has focused on developing communication platforms to enable utility applications throughout a utility’s distribution network. Over the past eight years, Ambient has evolved considerably to remain at the forefront of utility smart grid communication. In 2004, we upgraded our platform, from a 45 Mbps Design of Systems on Silicon (DS2) Broadband over Power Line (BPL) processor, to their second generation 200 Mbps chipset technology that had the potential for a more robust communications network. In 2005, with the integration of Wi-Fi wireless communications in our nodes, we leveraged the advantages of using multiple communications technologies under a single unified platform. In 2007, Ambient integrated both voltage sensing and current sensing capabilities into our products, allowing nodes to provide power quality data back to the utility in real-time, anywhere an enabled node is located. In December 2008, Ambient extended our communications capabilities to include cellular communications in our X2000 node, and subsequently received certification for our latest communication node, the X-3000, to backhaul through Verizon Wireless’ secure and ubiquitous network. Additionally, our network management system AmbientNMS™, introduced in 2005 was enhanced in 2008 to integrate geographic information systems (GIS) technology allowing for precise mapping and exact outage notification.

In 2008, Ambient received purchase orders from Duke Energy to purchase its X2000 and X-3000 communications nodes, license its AmbientNMS™, and acquire engineering support in building out an intelligent grid/intelligent-metering platform, which generated $12.6 million in revenues in the year.

As management believes that open standards and interoperability will hasten the deployment of all smart grid technology, Ambient has played a principal role in driving industry standardization efforts through leadership roles in industry associations and standards setting organizations and continues to expand strategic relationships with leading suppliers of critical smart grid technologies.

Our goal is to be the leading designer, developer and systems integrator of a turnkey Ambient Smart Grid™ communications platform, incorporating a wide array of communications protocols and smart grid applications such as advanced metering solutions to complement our internally developed energy sensing capabilities. We view the smart grid communications platform to be a key factor for utilities to efficiently integrate increasing portfolios of renewable energy generation into the electrical grid.

Ambient was incorporated under the laws of the State of Delaware in June 1996, and to date, we have funded operations primarily through the sale of our securities. In connection with the continued development and upgrade, marketing, and deployment of our products, technology, and services, we anticipate that we will continue to augment our revenue generation capabilities with such capital raises in the future, and anticipate that we will continue to incur losses during the current fiscal year.

We recognized revenues of $12,622,353 and $826,593 for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively, representing sales of equipment, software and related network design and installation services from new pilots that were launched in 2008 and 2007. We incurred net losses of $11,294,199 and $4,044,438 for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively. From inception through the third quarter of 2008, we were in the development stage and had insignificant revenues. A development stage activity is generally one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant. In the fourth quarter of 2008, our management has determined that we were no longer in the development stage as Ambient generated significant revenues.

CORPORATE INFORMATION

Our principal offices are located at 79 Chapel Street, Newton, Massachusetts 02458, and our telephone number is (617) 332-0004. We maintain a website at www.ambientcorp.com. Information contained on our website is not part of this Prospectus.

RISK FACTORS

Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "RISK FACTORS" beginning on page 4 of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

THE OFFERING

Securities offered by the selling stockholders	43,633,331 shares of Common Stock. (1)
Shares outstanding before the Offering	721,684,187 (2)
Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders

———————

(1)

Refers to shares issuable upon exercise of warrants issued to Kuhns Brothers (“Kuhns”), an investment firm and a registered broker dealer, or its designees, in connection with certain financings that we consummated between July 2007 and November 2008 and is comprised of the following: to (i) 750,000 shares of Common Stock issuable upon exercise of warrants issued in January 2007 in connection with the retainer of Kuhns as investment advisor to us and (ii) 42,883,331 shares of Common Stock issuable upon exercise of warrants issued as compensation for placement agent services rendered in connection with the above referenced financings. For a description of the agreement between us and the holders of the Warrants and the Other Warrants, see "DESCRIPTION OF THE AGREEMENTS WITH SELLING STOCKHOLDERS".

(2)

As of June 1, 2009. Does not include (i) up to an aggregate of 55,262,000 shares of Common Stock issuable upon exercise of options granted under our 2000 Equity Incentive Stock Option Plan and our 2002 Non-Employee Director Stock Option Plan, (ii) any of the shares described in footnote (1) above and (iii) 912,024,999 shares of Common Stock issuable upon conversion of other outstanding convertible securities or upon exercise of other outstanding options and warrants.

RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS CONCERNING OUR BUSINESS

OUR RELATIONSHIP WITH DUKE ENERGY IS MATERIAL TO OUR SUCCESS, AND THE TERMINATION OF SUCH RELATIONSHIP FOR ANY REASON MAY ADVERSELY AFFECT OUR OPERATIONS AND PROSPECTS.

Our immediate business opportunities continue to be largely dependent on the success of our deployments with Duke Energy. We are focusing much of our time, attention and resources on the rollout of the equipment and software delivered to this utility. The success of our endeavors with respect to the deployment is subject to several risks. We depend on third parties to deliver and support reliable components to manufacture and assemble our end products, as well as our engineering team to continue to advance our software products.

If we are unable to effectively manage and maintain our relationship with the utility, our business could be materially and adversely affected in its ability to continue, and our operations could be jeopardized.

We will likely need to secure additional contracts with this and other utilities to be able to continue our operations in the future, and there is no assurance that other utilities will adopt our smart grid technology or contract with us to provide our services to them.

ADVERSE GLOBAL ECONOMIC CONDITIONS COULD AFFECT OUR CUSTOMERS AND, IN TURN, OUR OPERATING RESULTS

Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. The strength of the global economy has been increasingly uncertain, including difficulties in the real estate and mortgage, volatility in the fuel and other energy costs and problems in the financial services and credit markets. Such macroeconomics factors could affect the budgeting and purchasing behavior of our customers. If economic growth is slowed or uncertain customers may delay or reduce technology purchases. This could result in reductions in sales of our products and services, slower adoption of new technologies and increase price competition. Any of these events would likely harm our business, results of operations and financial conditions.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS WHEN NEEDED, WE MAY NOT BE ABLE TO EXPAND EXISTING COMMERCIAL DEPLOYMENTS.

Management believes that our current available cash resources, as well as anticipated revenues from proceeds, will be sufficient to meet our operating requirements for the balance of the 2009 fiscal year. However, we may need to raise funds in order to expand existing commercial deployments and/or satisfy any additional significant purchase order that we may receive. At the present time, we have no commitments for any additional funding that may be needed.

TO DATE, WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUE, AND THE LOSS OF, OR A SIGNIFICANT SHORTFALL IN ORDERS FROM, KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUE.

We have derived a substantial portion of our total revenue from a limited number of customers as a result of the nature of our strategy and target market. During any given fiscal quarter, a small number of customers may account for a significant percentage of our revenue. For the years ended December 31, 2008 and 2007, 100% and 99% of our total revenue was accounted for by Duke Energy. Our inability to generate anticipated revenue from our key existing or targeted customers, or a significant shortfall in sales to any of them may significantly reduce our revenue and adversely affect our business. Our operating results in the foreseeable future will continue to depend on our ability to effect deployments with new utilities and to continue our deployments with our existing utilities.

A DEFAULT BY US UNDER OUR SECURED CONVERTIBLE PROMISSORY NOTES ISSUED IN 2007 AND 2008 WOULD ENABLE THE NOTE HOLDER TO FORECLOSE ON OUR ASSETS.

Between July 31, 2007 and January 15, 2008, we issued $12,500,000 in aggregate principal amount of our Secured Convertible Promissory Notes to Vicis Capital Master Fund (“Vicis”). The notes are scheduled to mature between July 2010 and January 2011. These notes are secured by a lien on our assets. As of June 1, 2009, Vicis holds approximately 66% of our issued and outstanding common stock. A default by us under these notes would enable Vicis to foreclose on our assets. Any foreclosure could force us to substantially curtail or cease our operations.

OTHERS MAY CHALLENGE OUR INTELLECTUAL PROPERTY RIGHTS WHICH MAY NEGATIVELY IMPACT OUR COMPETITIVE POSITION.

We have filed with the United States Patent and Trademark Office ("USPTO"), and with the appropriate agencies in foreign countries and other jurisdictions, patent applications with respect to the BPL and Energy Sensing portion of Ambient Smart Grid™ on the medium and low voltage distribution grid. Our portfolio includes twenty-one patents issued or allowed by the USPTO primarily relating to coupling technology, and we have several pending patent applications in the United States and in other jurisdictions.

While we rely on a combination of patents, copyrights, trade secrets, nondisclosure and other contractual provisions and technical measures to protect our intellectual property rights, it is possible that our rights relating to Ambient’s Smart Grid™ solution may be challenged and invalidated or circumvented. Further, effective intellectual property protection may be unavailable or limited. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy, reverse engineer, or otherwise use aspects of processes and devices that we may regard as proprietary. Policing unauthorized use of proprietary information is difficult, and there can be no assurance that the steps we have taken will prevent misappropriation of our technologies. In the event that our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for technologies, which could have a material adverse effect on our business, financial condition and results of operations.

OTHER COMPANIES MAY DEVELOP AND SELL COMPETING PRODUCTS WHICH MAY REDUCE THE SALES OF OUR PRODUCTS OR RENDER OUR PRODUCTS OBSOLETE.

The smart grid communications marketplace is rapidly evolving and therefore has rapidly changing technological, regulatory and consumer requirements. We will need to continue to maintain and improve our competitive position to keep pace with the evolving needs of our customers, and continue to develop and introduce new products, features and services in a timely and efficient manner.

Our competitors include both small companies as well as some of the largest companies in the electronics industry, operating either alone or together with trade associations and partners. There can be no assurance that other companies will not develop products that compete with our products in the future.

Some of our potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources than our Company. These potential competitors may, among other things, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, obtain more favorable pricing from suppliers and manufacturers and exert more influence on the sales channel than we do. As a result, we may not be able to compete successfully with these potential competitors, and these potential competitors may develop or market technologies and products that are more widely accepted than those we are developing or that would render our products obsolete or noncompetitive.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT THESE LOSSES TO CONTINUE INTO 2009.

We are a company engaged in the design, development and marketing of our smart grid communication technology and solutions. We incurred net losses of $4,044,438 and $2,513,390 for the three months ended March 31, 2009 and 2008, respectively and $11,294,199 and $15,756,393 for the years ended December 31, 2008 and 2007, respectively.

We expect to continue to incur net losses as we further develop, test, and market Ambient Smart Grid™ technology. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section. There are no assurances that we will achieve or sustain profitability, or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

IF WE ARE UNABLE TO SATISFY THE REQUIREMENTS OF SECTION 404 OF THE SARBANES-OXLEY ACT, OR OUR INTERNAL CONTROL OVER FINANCIAL REPORTING IS NOT EFFECTIVE, THE RELIABILITY OF OUR FINANCIAL STATEMENTS MAY BE QUESTIONED AND OUR SHARE PRICE MAY SUFFER.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its internal control over financial reporting. Our independent auditors will be required to issue an opinion on the effectiveness of our internal control over financial reporting for our annual report on Form 10-K for our fiscal year ending December 31, 2009. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. It is possible that we could discover certain deficiencies in the design and/or operation of our internal controls that could adversely affect our ability to record, process, summarize and report financial data. We have invested and will continue to invest significant resources in this process. We are uncertain as to what impact a conclusion that deficiencies exist in our internal control over financial reporting would have on the trading price of our common stock.

RISKS CONCERNING OUR CAPITAL STRUCTURE

VICIS CAPITAL MASTER FUND OWNS A MAJORITY OF AMBIENT’S ISSUED AND OUTSTANDING COMMON STOCK AND WILL THUS BE ABLE TO CONTROL THE OUTCOME OF ALL ISSUES SUBMITTED TO OUR STOCKHOLDERS.

Contemporaneous with the $8 million investment in our Company in November 2008, Vicis exercised all then outstanding warrants it then held and, as of June 1, 2009, Vicis holds approximately 66% of our issued and outstanding common stock. In addition, if the entire outstanding principal amount of the notes held by Vicis were immediately converted by it into common stock of the Company, it could result in the issuance of an additional 833,333,333 shares of our common stock to Vicis. If Vicis exercises the remaining warrants and is issued the shares from the outstanding principal of the notes it holds, Vicis will then hold a total of 1,309,081,747 shares of our common stock or approximately 84% of the 1,556,400,854 shares of common stock that would be issued and outstanding following such exercises. As a result, Vicis is able to control the outcome of substantially all issues submitted to our stockholders, including the election of all of our directors. A principal of Vicis also is a member of our board of directors.

FUTURE SALES OF COMMON STOCK OR OTHER DILUTIVE EVENTS MAY ADVERSELY AFFECT PREVAILING MARKET PRICES FOR OUR COMMON STOCK.

As of June 1, 2009, we were authorized to issue up to 2,000,000,000 shares of common stock, of which 721,684,187 shares were outstanding. As of June 1, 2009, an additional 1,015,757,430 shares of common stock were reserved for issuance upon conversion of outstanding debt securities and the exercise of outstanding options and warrants to purchase common stock and the reservations of shares in the Plans. Many of the above options, warrants and convertible securities contain provisions that require the issuance of increased numbers of shares of common stock upon exercise or conversion in the event of stock splits, redemptions, mergers and other transactions. The occurrence of any such event or the exercise or conversion of any of these options, warrants or convertible securities would dilute the interest in our company represented by each share of common stock and may adversely affect the prevailing market price of our common stock.

Additionally, our board of directors has the authority, without further action or vote of our stockholders, to issue authorized shares of our common stock that are not reserved for issuance. In addition, in order to raise the amount of capital that we need at the current market price of our common stock, we may need to issue a significant number of shares of common stock or securities that are convertible into or exercisable for a significant number of shares of our common stock.

Any of these issuances will dilute the percentage ownership interests of our current stockholders, which will have the effect of reducing their influence on matters on which our stockholders vote, and might dilute the book value and market value of our common stock. Our stockholders may incur additional dilution upon the exercise of currently outstanding or subsequently granted options or warrants to purchase shares of our common stock.

OUR STOCK PRICE MAY BE VOLATILE.

The market price of our common stock will likely fluctuate significantly in response to the following factors, some of which are beyond our control:

•

Announcements by us of commencement of, changes to, or cancellation of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•

Changes in financial estimates of our revenues and operating results by securities analysts or investors;

•

Variations in our quarterly operating results due to a number of factors, including but not limited to those identified in this "RISK FACTORS " section;

•

Additions or departures of key personnel;

•

Future sales of our common stock;

•

Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;

•

Commencement of or involvement in litigation; and/or

•

Announcements by us, or by our competitors of technological innovations or new products.

In addition, the equity markets have experienced volatility that has particularly affected the market prices of equity securities issued by high technology companies and that often has been unrelated or disproportionate to the operating results of those companies. These broad market fluctuations may adversely affect the market price of our common stock.

PENNY STOCK REGULATIONS ARE APPLICABLE TO INVESTMENT IN SHARES OF OUR COMMON STOCK.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to penny stock rules. Many brokers will not deal with penny stocks, restricting the market for our shares of common stock.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR SHARES OF COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and the information currently available to our management. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this Prospectus.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent circumstances, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The selling stockholders will receive the net proceeds from sales of the shares of Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders. We would, however, receive proceeds from the exercise of the Placement Agent Warrants to purchase up to 43,633,331 shares of Common Stock that are held by the selling stockholders, to the extent such warrants are exercised for cash. These warrants may only be exercised on a cashless basis if a registration statement covering the shares issuable under the relevant warrants is not effective at the time of exercise. If the warrants are exercised on a cashless basis, we will not receive proceeds from those exercises.

The selling stockholders are not obligated to exercise these warrants, and there can be no assurance that they will do so. If all of these warrants were exercised for cash, we would receive proceeds of approximately $1.55 million. Any proceeds we receive from the exercise of these options and warrants will be used for working capital and general corporate purposes.

AGREEMENTS WITH THE SELLING STOCKHOLDERS

Between July 31, 2007 and January 15, 2008, we raised gross proceeds of $12,500,000 from the private placement of our three year 8% Secured Convertible Promissory Note to Vicis Master Fund Ltd. On April 23, 2008, we raised from Vicis $3,000,000 from the issuance of warrants, exercisable through April 2013, to purchase up to 135,000,000 shares of our Common Stock at a per share exercise price of $0.001. Finally, on November 21, 2008, we and Vicis entered into an agreement, pursuant to which Vicis invested in us an additional $8 million, in consideration of which we reduced the conversion price on the above referenced notes.

In January 2007, we and Kuhns Brothers (Kuhns”), an investment firm and a registered broker dealer, entered into a placement agency agreement pursuant to which Kuhns provided to us investment banking services. In connection with the entry into the placement agency agreement, we issued to Kuhns warrants to purchase up 750,000 shares of our Common Stock (the “Retainer Warrants”). Thereafter, in connection with the above referenced transactions, we paid to a Kuhns Brothers (Kuhns”), an investment firm and a registered broker dealer which served as placement agent for the above transactions, a cash fee of $615,000 and we issued, between July 31, 2007 and November 21, 2008 warrants to purchase up to 44,266,665 shares of our Common Stock (the “Placement Warrants”; together with the Retainer Warrants, the “Placement Agent Warrants”). Of the Placement Warrants issued, warrants for 7,619,047 shares were issued in lieu of the payment of a cash fee of $300,000. The registration statements of which this prospectus forms a part was filed in order to register for resale the shares of Common Stock underlying the Placement Agent Warrants held by Kuhns or its designees, except for warrants for 1,383,334 shares.

The Retainer warrants first became exercisable on January 31, 2008 and are exercisable through January 30, 2012 at a per share exercise price of $0.075. The Placement Warrants are exercisable at a share price of $0.035. Of the Placement Warrants, warrants for 16,600,000 shares are exercisable through July 30, 2012, warrants for 11,666,666 are exercisable through November 1, 2012, warrants for 14,999,999 are exercisable through January 14, 2013, and warrants for 1,000,000 shares are exercisable through April 22, 2013. The exercise price for the Placement Agent Warrants is subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Placement Agent Warrants for fifty percent of the shares contain provisions providing the holders thereof with the right to exercise the Warrants on a "cashless" basis after the first anniversary of issuance if the Registration Statement is not in effect at the time of exercise. If the holder elects the cashless exercise option, it will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the closing bid price of our Common Stock on the trading day immediately before the Warrant exercise. That closing price is multiplied by the full number of shares for which the Warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the closing price referred to above. We are filing the Registration Statement so that we can receive cash proceeds upon any exercise of the Placement Warrants.

The Placement Agent Warrants provide that the beneficial owner can exercise such warrant in accordance with their respective terms by giving notice to us. However, the holder may not exercise its Warrant to the extent that such exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our stock then outstanding (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its debentures or exercise its warrant.

DIVIDEND POLICY

We have paid no dividends on our Common Stock and do not expect to pay cash dividends in the foreseeable future. It is the present policy of our board of directors to retain all earnings to provide funds for the growth of the Company. The declaration and payment of dividends in the future will be determined by our board of directors based upon our earnings, financial condition, capital requirements and such other factors as our board of directors may deem relevant. We are not under any contractual restriction as to present or future ability to pay dividends.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTC Bulletin Board under the symbol "ABTG". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been sporadic.

	Low	High
2009
First Quarter	$0.02	$0.101

Year Ended December 31, 2008
First Quarter	$0.03	$0.045
Second Quarter	$0.03	$0.06
Third Quarter	$0.027	$0.036
Fourth Quarter	$0.011	$0.03

Year Ended December 31, 2007
First Quarter	$0.063	$0.10
Second Quarter	$0.04	$0.068
Third Quarter	$0.052	$0.07
Fourth Quarter	$0.02	$0.05

As of May 29, 2009, there were 158 holders of record of our Common Stock. A significant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES RELATED TO THOSE STATEMENTS. SOME OF OUR DISCUSSION IS FORWARD-LOOKING AND INVOLVES RISKS AND UNCERTAINTIES. FOR INFORMATION REGARDING RISK FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, REFER TO THE “RISK FACTORS” SECTION OF THIS ANNUAL REPORT.

OVERVIEW

Ambient is a pioneering integrator of smart grid communications platforms, creating high-speed Internet Protocols (IP) based data communications networks over existing medium and low-voltage distribution grids, thereby enabling smart grid applications. The Ambient smart grid platform, known as Ambient Smart Grid™, facilitates a two-way, real-time communications network to serve the “last mile” backhaul necessary for utilities to implement smart grid applications such as Advanced Metering Infrastructures (AMI), real-time pricing, Demand Side Management (DSM), Distribution Monitoring and Automation, and direct load control and more. When combined, these applications can offer economic, operational and environmental benefits for utilities, and ultimately utility customers.

We are currently conducting deployments with major electric utilities, developing, demonstrating, and delivering Ambient Smart Grid™ utility applications. We continue to develop and extend our network design expertise, our hardware and software technology, and our deployment and network management capabilities, with the goal of generating revenues from all phases of Ambient Smart Grid™ communications network deployments. In 2008, Ambient received purchase orders from a major US investor owned utility to purchase its X2000 and X-3000 communications nodes, license its AmbientNMS™, and acquire engineering support in building out an intelligent grid/intelligent-metering platform. These purchase orders have generated revenues of approximately $12.6 million for the year ended December 31, 2008 and $826,593 for the three months ended March 31, 2009.

We intend to actively seek new opportunities for commercial deployments and work to bring new and existing networks to full commercialization. In 2009, our principal target customers will continue to be electric utilities in North America that will be deploying smart grid technologies. We will work with our utility customers to drive the development of new utility and consumer applications that create the need for our Ambient Smart Grid™ platform.

We were incorporated under the laws of the state of Delaware in June 1996. To date, we have funded operations primarily through the sale of our securities. In addition, we may need to raise funds in order to expand existing commercial deployments and otherwise grow our operations to meet the demands associated with any additional significant purchase order, or from any substantial expansion of existing commercial deployments.

Ambient has played a principal role in driving industry standardization efforts through leadership roles in industry associations and standards setting organizations, and continues to expand strategic relationships with leading suppliers of critical smart grid technologies. Our goal is to be the leading designer, developer and systems integrator of turn-key Ambient Smart Grid ™ communications networks, incorporating a wide array of communications protocols and smart grid applications such as advanced metering solutions to complement our internally developed energy sensing capabilities. The “Risk Factors” starting on page 4 describe a number of risks that may impact our ability to achieve our goal.

From inception through the third quarter of 2008, the Company was in the development stage and has had insignificant revenues. Statement of Financial Accounting Standard ("SFAS") No. 7 defines a development stage activity as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant. In the fourth quarter of 2008, management determined that the Company was no longer in the development stage as the Company generated significant revenues.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2009 TO THE THREE MONTHS ENDED MARCH 31, 2008

REVENUE. Revenues for the three months ended March 31, 2009 were $826,593 compared to $63,642 for the corresponding period in 2008. Revenues for the 2009 period were attributable to the sales of equipment and software and related network design to Duke Energy. Revenue for the 2008 period were attributable to the sales of equipment. Revenues for the 2009 period and 2008 period related to the sales of equipment totaled $792,663 and $63,642.

COST OF GOODS SOLD. Cost of goods sold for the three months ended March 31, 2009 was $731,236 compared to $342,870 during the corresponding period in 2008. Cost of goods sold included all costs related to manufacturing and selling products and services and consisted primarily of direct material costs. Cost of goods sold for the 2008 period included expenses related to the write down of inventory to the lower of cost or market. The increase in cost of goods sold during the 2009 Period reflects the increase in production to fill orders placed by Duke Energy.

GROSS PROFIT. Gross profit for the 2009 period was $95,357 compared to a loss of $279,228 for the 2008 period.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consisted of expenses incurred primarily in designing, developing and field testing our smart grid solutions. These expenses consisted primarily of salaries and related expenses for personnel, contract design and testing services, supplies used and consulting and license fees paid to third parties. Research and development expenses for the three months ended March 31, 2009 were $1,001,709 compared to $859,245 during the corresponding period in 2008.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses primarily consisted of salaries and other related costs for personnel in executive and other administrative functions. Other significant costs included professional fees for legal, accounting and other services. General and administrative expenses for the three months ended March 31, 2009 were $1,073,294 compared to $745,557 for the corresponding period in 2008. The increase in general and administrative expenses is due to the increase efforts to market and commercialize our Ambient Smart Grid™ communication platforms.

OTHER OPERATING EXPENSES. A portion of our operating expenses were attributable to non-cash charges associated with the compensation of consultants and employees through the issuance of stock options and stock grants. Stock-based compensation is a non-cash expense and will therefore have no impact on our cash flows or liquidity. For the three months ended March 31, 2009, we incurred non-cash stock-based compensation expense of $222,674 compared to $114,868 for the corresponding period in 2008.

INTEREST AND FINANCE EXPENSES. For the three months ended March 31, 2009, we incurred interest of $166,764 compared to $171,690 for the corresponding period in 2008. The interest related primarily to our Senior Secured 8% Convertible Debentures, which were issued in July 2007 through January 2008 and our 8% Convertible Debentures, which were issued in May 2006 and were retired in their entirety as of January 2, 2008. Additionally, for the 2009 Period and 2008 Period, we incurred non-cash interest of $1,697,529 and $358,607, respectively. This interest related to the amortization of the beneficial conversion features and deferred financing costs incurred in connection with the placement of our convertible debentures and notes. These costs are amortized to the date of maturity of the debt unless converted earlier.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2008 (the “2008 Period”) AND THE YEAR ENDED DECEMBER 31, 2007 (the “2007 Period”)

REVENUES. Revenues for the 2008 Period were $12,622,353, compared to $2,264,978, for the 2007 Period. Revenues during each of the periods were attributable to the sales of equipment, software and related network design and installation services from new pilots that were launched in 2008 and 2007. Revenues for the 2008 Period and 2007 period related to the sales of equipment totaled $12,136,283 and $2,179,076, respectively. Revenues from the sale of software and related network design and installation services for the 2008 Period and the 2007 Period totaled $486,070 and $85,902. Revenues for the 2008 and 2007 Periods included sales to Duke Energy of $12,622,353 and $2,237,378 respectively.

COST OF GOODS SOLD. Cost of goods sold for the 2008 Period was $9,942,009 compared to $1,806,060 for the 2007 Period. Cost of goods sold included all costs related to manufacturing and selling products and services and consisted primarily of direct material costs. Cost of goods sold also included expenses related to the write down of inventory to the lower of cost or market. The increase in cost of goods sold during the 2008 Period reflects the increase in production to fill orders placed by Duke Energy. For the 2008 Period, cost of goods sold included an inventory reserve of $50,303 for excess, obsolete, and surplus inventory resulting from the transition from second to third generation technology.

GROSS PROFIT. Gross profits for the 2008 Period was $2,680,344 compared to $458,918 for the 2007 Period. The gross profit on hardware sales amounted to $2,194,274 and $386,369 for the 2008 Period and 2007 Period, respectively. The increase in gross profits during the 2008 Period reflects the increase in revenues resulting from the production to fill orders placed by Duke Energy.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consisted of expenses incurred primarily in designing, developing and field testing our smart grid solutions. These expenses consisted primarily of salaries and related expenses for personnel, contract design and testing services, supplies used and consulting and license fees paid to third parties. Research and development expenses were approximately $4.2 million and $3.5 million for the 2008 Period and the 2007 Period, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consisted primarily of salaries and other related costs for personnel in executive and other functions. Other significant costs included insurance and professional fees for legal, accounting and other services. General and administrative expenses for the 2008 Period were approximately $3.4 million compared to $3.8 million for the 2007 Period. We expect that our general and administrative expenses will increase over the next twelve months as we increase our efforts to market and commercialize our Smart Grid™ communication platforms.

OTHER OPERATING EXPENSES. A portion of our operating expenses was attributable to non-cash charges associated with the compensation of employees and consultants through the issuance of stock options and stock grants. Stock-based compensation is non-cash and will therefore have no impact on our cash flows or liquidity. For the 2008 Period, we incurred non-cash stock based compensation expense of $329,320 compared to $343,711 for the 2007 Period.

INTEREST AND FINANCE EXPENSES. For the 2008 Period and 2007 Period, interest expense totaled $3,155,815 and $8,791,072, respectively. Interest totaling $673,527 and $1,190,854 for the 2008 Period and 2007 Period respectively related primarily to our 8% Secured Convertible Promissory Notes, which were issued in July and November of 2007 and January 2008 and our 8% Convertible Debentures, which were issued in May 2006 and were retired in their entirety as of January 2, 2008. Additionally, for the 2008 Period and 2007 Period, we incurred non-cash interest of $2,482,288 and $7,600,218, respectively. This interest related to the amortization of the beneficial conversion features and deferred financing costs incurred in connection with the placement of our convertible debentures and notes. These costs are amortized to the date of maturity of the debt unless converted earlier.

LOSS ON EXTINGUISHMENT OF DEBT. The Company accounted for the modification of the Convertible Promissory Notes as an extinguishment of debt. The Company deemed the terms of the amendment to be substantially different and treated the Convertible Promissory Notes as extinguished and exchanged for new notes. As such, it was necessary to reflect the Convertible Promissory Notes at fair market value and record a loss on extinguishment of debt of approximately $2.8 million. See Note 8 of the financial statements for a more detailed discussion.

LIQUIDITY AND CAPITAL RESOURCES

Cash balances totaled $7,262,489 at March 31, 2009 and $8,011,764 at December 31, 2008.

Net cash used in operating activities for the three months ended March 31, 2009 was $856,247 and was used primarily to pay ongoing research and development and general and administrative expenses.

Net cash provided by investing activities totaled $109,734 during the three months ended March 31, 2009 and was for the redemption of marketable securities of $125,000, net of purchases of property and equipment of $15,726.

Net cash used in financing activities totaled $2,762 during the three months ended March 31, 2009 and represents the payments on capitalized lease obligations.

A discussion of our recent financings follows.

In July 2007, November 2007 and January 2008, the Company entered into Securities Purchase Agreements with an institutional investor, Vicis Capital Master Fund ("Vicis"), and raised gross proceeds of $12.5 million. The notes (the “Vicis Notes”) issued under the Securities Purchase Agreements have a term of three years are payable between July 2010 and January 2011. The outstanding principal amounts of the notes were convertible at the option of Vicis into shares of Common Stock at an original conversion price of $0.035 per share, subject to certain adjustments. As discussed below, in November 2008, the conversion rate was reduced to the current rate of $0.015 per shares, subject to certain adjustments.

On April 23, 2008, we raised from Vicis $3,000,000 from the issuance of warrants, exercisable through April 2013, to purchase up to 135,000,000 shares of our Common Stock at a per share exercise price of $0.001. On November 21, 2008, we and Vicis entered into a Debenture Amendment Agreement (the “Debenture Amendment Agreement”), pursuant to which Vicis invested in the Company an additional $8 million. In consideration of Vicis’ investment, we reduced the conversion price on the Vicis Notes from $0.035 per share to $0.015 per share. The parties also agreed under the Debenture Amendment Agreement that, in the event that on the trading day immediately preceding June 1, 2009, the closing per share price of our common stock is less than $0.10, then the per share conversion price with respect to any amount then outstanding under the Notes would automatically be further adjusted to $0.01.

Management believes that our current available cash resources, as well as anticipated revenues from proceeds, will be sufficient to meet our operating requirements for the balance of the 2009 fiscal year. However, we may need to raise funds in order to expand existing commercial deployments and/or satisfy any additional significant purchase order that we may receive. At the present time, we have no commitments for any additional funding that may be needed.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, bad debts, investments, intangible assets and income taxes. Our estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

REVENUE RECOGNITION. Revenue is generated primarily from the sale of equipment as well as from the sales of software licenses and service and support. We recognize revenue from the sale of equipment upon shipment to customers and when all requirements related to the shipments have occurred. Revenue from the sale of software licenses represent a one-time fee for the use of the software and is recognized upon shipment to the customer. Revenue from service and support is recognized at the time the services are performed. Amounts billed to customers before equipment and/or software licenses are shipped or before services are performed are classified as deferred revenue.

INVENTORY VALUATION. Inventory is valued at the lower of cost or market determined on the first-in, first-out (FIFO) basis. Market, with respect to direct materials, is replacement cost and is net realizable value for work-in-process and finished goods. The value of the inventory is adjusted for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

SOFTWARE DEVELOPMENT COSTS. Statements of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized straight-line over the estimated product life. The Company defines technological feasibility as being attained at the time our products and related software are available for deployment by our customers in defined pilots. All development activity and costs through December 2008 were incurred in order to ready the Ambient NMS and the in node software for deployment by customers. Significant deployment of the Company’s products was initiated in the fourth quarter of 2008. To date, the period between achieving technological feasibility and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, to date, the Company has not capitalized any software development costs. The Company will continue its research and development program into the future and continue to develop new products and software capabilities.

STOCK-BASED COMPENSATION. We account for stock-based compensation in accordance with SFAS No. 123(R), “Share-Based Payment.” Under SFAS No. 123(R), an entity is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award.

Equity instruments issued to non-employees are recorded at their fair values as determined in accordance with SFAS No. 123 and Emerging Issues Task Force 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services.”

DEFERRED INCOME TAXES. Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. At December 31, 2008, our deferred income tax assets consisted primarily of net operating loss carry forwards and stock based compensation charges which have been fully offset with a valuation allowance due to the uncertainty that a tax benefit will be realized from the assets in the future.

WARRANTIES AND INDEMNIFICATION OBLIGATIONS. The Company recognizes warranty and indemnification obligations under SFAS No. 5 (As Amended), "Accounting for Contingencies" ("SFAS 5"), FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and FASB Concepts Statement ("SFAC") No. 7 (As Amended), "Using Cash Flow Information and Present Value in Accounting Measurements." These pronouncements require a guarantor to recognize and disclose a liability for obligations it has undertaken in relation to the issuance of the guarantee.

The Company warrants that its products are free from defects in material and workmanship for a period of one year from the date of initial acceptance by our customers. The warranty does not cover any losses or damage that occurs as a result of improper installation, misuse or neglect and repair or modification by anyone other than the Company or its authorized repair agent. The Company's policy is to accrue anticipated warranty costs based upon historical percentages of items returned for repair within one year of the initial sale. The Company’s repair rate of product under warranty has been minimal and a historical percentage has not been established. The Company has not provided for any reserves for such warranty liability.

The Company’s software license agreements generally include certain provisions for indemnifying customers against liabilities if the Company's software products infringe upon a third party's intellectual property rights. The Company has not provided for any reserves for such warranty liabilities.

The Company’s software license agreements also generally include a warranty that the Company's software products will substantially operate as described in the applicable program documentation. The Company also warrants that services the Company performs will be provided in a manner consistent with industry standards. To date, the Company has not incurred any material costs associated with these product and service performance warranties, and as such the Company has not provided for any reserves for any such warranty liabilities in its operating results.

FAIR VALUE. Effective January 1, 2008, the Company adopted Statements of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements,” for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. SFAS 157 establishes a new framework for measuring fair value and expands related disclosures. Broadly, the SFAS 157 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. SFAS 157 establishes market or observable inputs as the preferred source of values, followed by unobservable inputs or assumptions based on hypothetical transactions in the absence of market inputs.

•

Level 1, is defined as observable inputs being quoted prices in active markets for identical assets;

•

Level 2, is defined as observable inputs including quoted prices for similar assets; and

•

Level 3, is defined as unobservable inputs in which little or no market data exists, therefore requiring assumptions based on the best information available.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141(R), "Business Combinations (revised 2007)." SFAS No. 141(R) applies the acquisition method of accounting for business combinations established in SFAS No. 141 to all acquisitions where the acquirer gains a controlling interest, regardless of whether consideration was exchanged. Consistent with SFAS No. 141, SFAS No. 141(R) requires the acquirer to fair value the assets and liabilities of the acquiree and record goodwill on bargain purchases, with main difference the application to all acquisitions where control is achieved. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will adopt SFAS No. 141(R) on January 1, 2009; however, the Company does not anticipate that the adoption will have a material impact on its financial condition or results of its operations.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51." SFAS No. 160 requires companies with noncontrolling interests to disclose such interests clearly as a portion of equity but separate from the parent's equity. The noncontrolling interest's portion of net income must also be clearly presented on the income statement. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will adopt SFAS No. 160 as of January 1, 2009; however, it does not anticipate that the adoption will have a material impact on its financial condition or results of its operations.

In February 2008, the FASB issued FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157," which delays the effective date of SFAS No. 157 until January 1, 2009 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company believes the adoption of the delayed items of SFAS No. 157 will not have a material impact on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (commonly referred to as the GAAP hierarchy). The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the potential impact, if any, the adoption of SFAS No. 162 will have on its financial position, results of operations, cash flows, and disclosures.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions in this FSP. Early application of this FSP is prohibited. We have not issued any share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents.

Effective January 1, 2009, the Company adopted Financial Accounting Standards Board’s (FASB) Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"). FSP 157-2 delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The adoption of SFAS 157 to non-financial assets and liabilities did not have a significant impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and Accounting Principles Board (APB) 28-1 "Interim Disclosures about Fair Value of Financial Instruments". The FSP amends SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company will include the required disclosures in its quarter ending June 30, 2009.

DESCRIPTION OF BUSINESS

OVERVIEW

Ambient is a pioneering integrator of smart grid communications platforms, creating high-speed Internet Protocols (IP)-based data communications networks over existing medium and low-voltage distribution grids, thereby enabling smart grid applications. The Ambient smart grid platform, known as Ambient Smart Grid™, facilitates a two-way, real-time communications network to serve the “last mile” backhaul necessary for utilities to implement smart grid applications such as Advanced Metering Infrastructures (AMI), real-time pricing, Demand Side Management (DSM), Distribution Monitoring and Automation, and direct load control and more. When combined, these applications can offer economic, operational and environmental benefits for utilities, and ultimately the utility’s customers.

Dating back to 2000, Ambient has focused on developing communication platforms to enable utility applications throughout a utility’s distribution network. Over the past eight years, Ambient has evolved considerably to remain at the forefront of utility smart grid communication. In 2004, we upgraded our platform, from a 45 Mbps Design of Systems on Silicon (DS2) Broadband over Power Line (BPL) processor, to their second generation 200 Mbps chipset technology that had the potential for a more robust communications network. In 2005, with the integration of Wi-Fi wireless communications in our nodes, we leveraged the advantages of using multiple communications technologies under a single unified platform. In 2007, Ambient integrated both voltage sensing and current sensing capabilities into our products, allowing nodes to provide power quality data back to the utility in real-time, anywhere an enabled node is located. In December 2008, Ambient extended our communications capabilities to include cellular communications in our X2000 node, and subsequently received certification for our latest communication node, the X-3000, to backhaul through Verizon Wireless’ secure and ubiquitous network. Additionally, our network management system AmbientNMS™, introduced in 2005 was enhanced in 2008 to integrate geographic information systems (GIS) technology allowing for precise mapping and exact outage notification.

In 2008, Ambient received purchase orders from Duke Energy to purchase its X2000 and X-3000 communications nodes, license its AmbientNMS™, and acquire engineering support in building out an intelligent grid/intelligent-metering platform, which generated $12.6 million in revenues in the year.

As management believes that open standards and interoperability will hasten the deployment of all smart grid technology, Ambient has played a principal role in driving industry standardization efforts through leadership roles in industry associations and standards setting organizations and continues to expand strategic relationships with leading suppliers of critical smart grid technologies.

Our goal is to be the leading designer, developer and systems integrator of a turnkey Ambient Smart Grid™ communications platform, incorporating a wide array of communications protocols and smart grid applications such as advanced metering solutions to complement our internally developed energy sensing capabilities. We view the smart grid communications platform to be a key factor for utilities to efficiently integrate increasing portfolios of renewable energy generation into the electrical grid.

Ambient was incorporated under the laws of the State of Delaware in June 1996, and to date, we have funded operations primarily through the sale of our securities. In connection with the continued development and upgrade, marketing, and deployment of our products, technology, and services, we anticipate that we will continue to augment our revenue generation capabilities with such capital raises in the future, and anticipate that we will continue to incur losses during the current fiscal year.

INDUSTRY BACKGROUND

THE UTILITY’S DILEMMA

The existing electrical power distribution system is analog and is under increasing pressure to catch up to the digital economy which it serves. Dedicated sensors and communications infrastructures are necessary components needed to monitor and manage the distribution grid, allowing for the improvement of system wide efficiency and security. For several decades, utilities have used their distribution networks to carry low-speed data for simple monitoring and control functions. Ambient has built upon this model by combining multiple high-speed Internet Protocol (IP)-based communications technologies to facilitate the needed migration to the next generation digital distribution grid, and to solve some of the problems that electric utilities and their customers face.

Electric utilities are under increasing economic, regulatory, environmental and societal pressure to deploy open standard based smart grid technologies to more efficiently serve their customers and the public at large. Much of the aged infrastructure of the electrical distribution grid in the United States is nearing the end of its useful life span and needs to be better managed and eventually replaced. The system is based on decades old technology that requires customers to notify the utility of power outages, costly truck rolls to read electrical meters, and inefficient load profiles of electrical consumption. Additionally, energy demand is increasing at double the rate of population growth, pressuring utilities to build new generating capacity to serve peak demand, with no improvement in load factors. Delivering the electrical power generated today by a more efficient methodology reduces the need to build out this new generation capacity, which is growing increasingly more expensive to build, and is unattractive from an environmental perspective.

Moving forward in the 21st century, utilities, federal and state governments and regulatory bodies attach a growing importance to increasing operational efficiencies and modernizing the distribution grid as key components in addressing the issues raised above. The Ambient Smart Grid™ communications platform facilitates desired utility solutions that increase operational efficiency and improve security, by providing the ability to monitor and control equipment, remotely read meters, and enable customers to make real-time price based usage decisions.

AMBIENT SOLUTION

THE AMBIENT SMART GRID™ COMMUNICATIONS NETWORK

The Ambient Smart Grid™ communications solution is a modular network overlaid on the medium-voltage and low-voltage segments of the power distribution system allowing real-time insight into the operations of the electrical distribution grid while supporting any IP-based application. High-speed backhaul connections (which go to the Internet or to private networks) connect the Ambient Smart Grid™ network at any point along the medium voltage circuit allowing for data traffic to be carried, via an array of technologies including cellular, Wi-Fi, RF, and/or low bit rate power line carrier (PLC).

Historically, no single solution or technology has existed which could provide the necessary flexibility needed for a cost-effective capability to provide a digital, open standards-based communications network. Ambient Smart Grid™ communications platform was developed specifically to fill this void and meet the utility’s need to integrate various technologies within the Ambient platform.

The Ambient Smart Grid™ communications platform is comprised of nodes that are configured to act as individual data processors, and collectors that receive and transmit the communications signal from other networked devices including other nodes, couplers or end-user devices. Ambient's node can directly interface with any device with a serial or Ethernet port, and can deliver high-speed communications data using existing and developing technologies. Our nodes are modular devices that can be configured for different roles within the network. Nodes can repeat (regenerate) the signal, and accept backhaul connections (cellular data, fiber, Ethernet, etc) or various end-user connections. Within the Ambient communications platform, each node is individually addressed and can be remotely accessed to detect system status (such as power and low battery conditions) and perform other management related functions. Ambient’s nodes are built for use in the outdoor electrical distribution grid and meet the necessary certifications.

To manage the large numbers of nodes, devices, and customers on a smart grid network, Ambient has developed a network management system, trademarked as AmbientNMS™. AmbientNMS™ has an easy to use, browser-based interface and supports auto-discovery of network resources, virtual local area networks (VLANs), provisioning, multiple networks, event logging, data collection, alerts, reporting, and multiple levels of users and security. AmbientNMS™ continues to be enhanced with additional features and functionality, such as the recent integration of geographic information systems (GIS) technology.

We address data security and data integrity concerns at all levels of the system. Safety and compliance with regulatory requirements are top priorities throughout the design, development, manufacture and deployment of all of our equipment. Our nodes are tested and certified as complying with applicable United States and Canadian safety standards for information technology equipment. Our overhead couplers are tested to American National Standards Institute (ANSI) standards for electrical power insulators and are designed, where applicable, for safe non-contact installation with either hot sticks or rubber gloves.

AMBIENT SMART GRID™ COMMUNICATIONS PLATFORM FUNCTIONALITY AND BENEFITS

Complete turnkey delivery: Ambient designs and builds the core network hardware and management software incorporating the leading smart grid communication technologies. Our familiarity with multiple communications protocols, architecture, hardware, and software requirements, coupled with experienced field engineers, provides us with the tools necessary for a successful rollout.

Flexible and expandable network architecture: An Ambient Smart Grid™ communications platform permits sequential expansions corresponding to actual demand. When the platform is first deployed, separate network elements can be “bridged” at specific points. As the network load increases, switches and/or routers can maximize the bandwidth available to a particular network segment. At higher subscriber densities, additional backhaul connectivity points may be added. By allowing utilities to build networks that provide just the capacity that is needed, as it is needed, we help our customers minimize initial installation costs, shorten the time between investment and realization of revenues, and reduce operations and maintenance expenses.

Outage detection and restoration confirmation: Rather than dedicated outage detection systems that employ either customer premise or service side equipment, the node is powered from the low voltage line itself and can be equipped with an optional battery which can help a utility specifically identify line outages and allow for continued node operation in the event of such a power outage. Access to the nodes in an outage scenario allows timely recognition of outage locations and provides invaluable input to the restoration process.

Support External Applications: A high-speed Ambient Smart Grid™ enhances traditional low bandwidth, one-way applications such as meter reading. In addition to the elimination of the labor required to visit every customer location each month, or the inaccuracies introduced by customer self-reporting, the constant real-time load data can enhance a utility's ability to balance its supply portfolio, improve its load profiling, and increase its knowledge of customer usage patterns. Meters that remotely turn service on or off can be deployed, eliminating the labor involved in this non-repair, non-revenue task. Additionally, real-time communications enabled by Ambient’s high-speed backhaul network allow utilities the flexibility to introduce time-of-use pricing models.

Utility operators are not limited to Advanced Meter Reading (AMR) and other applications at the end of the distribution grid: An Ambient Smart Grid™ platform transforms the distribution grid itself into a series of data points. Grid operators can monitor and communicate with nodes or IP-based equipment integrated at any point along the Ambient Smart Grid™ distribution network, which can range from distributed generation resources, power quality control devices, and a range of Demand Side Management and Demand Response applications. When couplers are integrated into an Ambient Smart Grid™ communications network information on the current of the distribution grid can be obtained in real-time enabling better energy management, predictive maintenance and less system down-time which can combine to reduce the need for additional generation facilities.

AMBIENT STRATEGY

We intend to generate revenues from the design, sales, installation, and support of the necessary equipment and technologies, of the Ambient Smart Grid™ communications platform, and from licensing of our network management system, AmbientNMS™. Our efforts are presently focused on attaining the following goals:

BUSINESS DEVELPOMENT

Ambient believes the industry will be driven by a few key early adopters (marquee customers) who will set the stage for additional North American smart grid deployments. Ambient has and will continue to work closely with utility partners to develop an increasing value proposition for each utility’s unique needs and infrastructure. Ambient will focus engineering efforts on developing more robust solutions and additional value-added functionality for the Ambient Smart Grid™ solution, creating an even more attractive business model for other utilities. Additionally, Ambient has recently entered into a joint marketing agreement with Verizon Wireless that will afford us the opportunity to expand our efforts to introduce the Ambient Smart Grid™ platform to other select utilities in the Unites States.

EXPAND THE RANGE OF AMBIENT SMART GRID™ APPLICATIONS:

Applications create the need for the platform, and thus our goal is to drive application development. While the Ambient Smart Grid™ communications platform incorporates our voltage and current sensing capabilities and outage notification, we believe that growth in the smart grid communications industry will come primarily as utilities deploy and adopt smart grid applications. Applications, such as AMR/AMI allowing for time-of-use pricing, demand side management, and direct load control, which enables the reduction of electrical usage at critical times, will require the backhaul capability provided by the Ambient Smart Grid™ network. Ambient is currently piloting and deploying some of the aforementioned applications.

PURSUE OUR ROLE AS A PIONEERING SYSTEMS INTEGRATOR:

We are committed to continuing our role as a supplier of turnkey smart grid communications platforms, taking responsibility for network design, hardware and software delivery, installation support, operator training and network management. Our familiarity with the architecture, hardware, and software requirements from years of close collaboration with major utility clients enables us to design the Ambient Smart Grid™ communications platform from the ground up and to meet each utility’s requirements. Ambient designs, manufactures and markets all of the key hardware components of the Ambient Smart Grid™ network. We have developed strategic relationships with key material and fabrication suppliers and put in place a reliable, scalable supply chain for timely delivery of the necessary hardware. Our technical personnel, including experienced field engineers, supervise pilot scale and larger deployments, ensuring successful Ambient Smart Grid™ rollouts. To manage communications networks, we have developed, and continue to improve, our network management software solution, AmbientNMS™. AmbientNMS™ works with Ambient and non-Ambient hardware and is presently managing several networks. We intend to continue to develop and extend our network design expertise, as well as our hardware and software technology and our deployment and network management capabilities, to generate revenues from all phases of Ambient Smart Grid™ communication deployments.

EXPAND OUR STRATEGIC COLLABORATIVE RELATIONSHIPS:

Continued collaboration with suppliers, utility customers and smart grid application providers will enhance the development and functionality of our Ambient Smart Grid™ platform. To keep us on the cutting edge of new technologies, we maintain collaborative working relationships with leading suppliers of critical network components such as signal processing chips, wireless devices and consumer modems, as well as metering solution providers to develop and demonstrate Ambient Smart Grid™ utility applications, and our network management system, AmbientNMS™. We continue to collaborate with major electric utilities to conduct demonstrations. We intend to strengthen these existing relationships and to seek out new strategic and commercial relationships with utilities and other technology companies.

LEAD INDUSTRY STANDARDIZATION EFFORTS:

We believe that open standards and interoperability will hasten the deployment of all smart grid technology and lead to greater success for both Ambient and the entire smart grid industry. We have driven industry standardization efforts through leadership roles in the major industry associations and standards setting organizations. Ambient is a founding member of the Universal Powerline Association (UPA), an association of industry players created to promote BPL global interoperability standards. We are also a member of the United Power Line Council (UPLC), an alliance of electric utilities and technology companies working together to drive standards development. Ram Rao, our Chief Technology Officer, is co-chair of the UPLC Technical Action Committee. Ambient is also a member of the GridWise Alliance, a consortium of public and private stakeholders who are aligned around the vision of a transformed electric system, and in 2008 joined the Demand Response and Smart Grid (DRSG) Coalition.

Ambient is actively participating in several ongoing standardization efforts to drive the development of safety, electromagnetic compatibility and system interoperability standards. Key Ambient technical personnel currently chair or participate in the following Institute of Electrical and Electronics Engineers (IEEE) working groups: PLC Hardware Safety Working Subgroup (P1675), PLC EMC Working Group (P1775) and BPL PHY/MAC Working Group (P1901).

DEPLOYMENTS

We are currently deploying the Ambient Smart Grid™ with major electric utilities in North America. Deployments are directed towards a variety of goals including, developing, integrating, and demonstrating smart grid utility applications within our product offering.

DUKE ENERGY CORPORATION (Duke Energy)

Duke Energy is a pioneer in smart grid deployments with their Utility of the Future initiative. In 2005, Ambient entered into a pilot agreement to test the Ambient Smart Grid™ solution. After completion of a proof of concept phase, in January 2006, we entered into a pilot demonstration agreement to build a BPL network servicing approximately 500 homes. The pilot network was an important test for our newly developed AmbientNMS™. In September 2006, we entered into a Commercial Deployment Agreement expanding the scope and functionality of the BPL network.

During 2007, Ambient focused on the execution of the Agreement entered into in September 2006 that expanded the scope of Ambient's platform while addressing the challenges raised in our early 2006 BPL pilot. In late 2007, Ambient introduced cellular technology into our platform, diminishing the platform's dependency on BPL.

Throughout 2008, Ambient furthered its relationship with Duke Energy with the execution of a second Commercial Deployment Agreement to serve, initially, 50,000 end points. The Company received purchase orders from Duke Energy to purchase its X2000 and X-3000 communications nodes, license of its AmbientNMS™, software, and to provide engineering support in building out an intelligent grid/intelligent-metering platform. As a result of these purchase orders, we have generated approximately $12.6 million in revenues for the year ended December 31, 2008.

CONSOLIDATED EDISON COMPANY OF NEW YORK (Con Edison):

In 2002, Con Edison of New York began a feasibility trial of BPL technology located in Westchester N.Y. In 2004, Ambient and Con Edison began conducting phased development trials of utility service and management applications. In January 2006, Ambient and Con Edison successfully completed the Small Field Trial Phase, and entered into an agreement with the New York State Energy Research and Development Authority (NYSERDA) to move forward to an Advanced Grid Management Pilot Phase. NYSERDA is a public benefit corporation that funds research into energy supply and efficiency, and provided partial funding for the project through a $200,000 grant to Con Edison. During the second quarter of 2007 this deployment was upgraded to a higher speed network, which included the functionality to monitor current and voltage with the latest version of AmbientNMS™.

Ambient’s deployment in Westchester County is to date our most substantial deployment with Con Edison and has been used as a test bed to develop and test alternative communications capabilities for Ambient’s hybrid communications network. Some of our initial test projects undertaken are still in operation. These projects include substation monitoring at Orange & Rockland, a wholly owned subsidiary of Consolidated Edison, a Multiple Dwelling Unit (MDU) in Manhattan with 216 apartments and VoIP communications in Con Edison's First Avenue steam tunnel in Manhattan, New York.

OTHER UTILITY PROJECTS:

In 2006, we entered into deployment agreements with two additional utility customers. The ensuing deployments, which are conducted in Akron, Ohio and Little Rock, Arkansas, respectively, are both small pilots that are ongoing.

KEY ALLIANCES / PRODUCTION & SUPPLIES

In addition to working closely with our electric utility customers, we have cultivated, maintained and grown collaborative working relationships with leading suppliers of the critical components necessary for Ambient Smart Grid™ solutions. These relationships along with the advancements of our technology have provided us with the means of significant scalability.

In 2007, we initiated collaborative efforts, which continued throughout 2008, with a pioneer in control networks which connect machines and other electronic devices that can monitor and save energy, lower costs.

 Ambient looks to further such collaborative efforts to enhance our smart grid capabilities. Ambient’s communications platform facilitates the delivery of data and information over the utility distribution grid from low-speed control networks and other devices allowing utilities the ability to enable such smart grid functionality as advanced metering, load profiles, remote disconnect/reconnect and more.

We believe that an enhanced utility automation suite of products is complementary to Ambient’s communications platform, and together such collaborative efforts will enable comprehensive offerings to utilities enabling a more efficient platform for Ambient Smart Grid™ applications.

We have an agreement in place with an original equipment manufacturer for the supply of our communication nodes. This agreement contains automatic renewal terms, unless earlier terminated. We are also a party to a number of third party software license agreements that allow us to incorporate third party software products and features into our software.

Ambient is continuously in contact with leaders in utility and communications services to keep Ambient’s solution at the cutting edge. Moving forward, we intend to continue leveraging our technology and distribution alliances along with value-added manufacturing services to ensure we are positioned to support continued large-scale rollouts of our products and technology, allowing us to ensure competitive pricing.

COMPETITION

Competition in our market involves rapidly changing technologies, evolving industry standards, frequent new product introductions, and changes in customer requirements. To maintain and improve our competitive position, we must keep pace with the evolving needs of our customers and continue to develop and introduce new products, features and services in a timely and efficient manner.

Our competitors include both small companies as well as some of the largest companies in the electronics industry, operating either alone or together with trade associations and partners. Some of our potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources than our Company.

PROPRIETARY RIGHTS

We have taken steps to ensure the protection of our internally developed intellectual property (IP). We currently rely on a combination of patent, trade secret, copyright and trademark law, as well as non-disclosure agreements and invention assignment agreements, to protect our technologies and other proprietary company information.

Our policy is to require our employees, consultants, advisors, and collaborators to execute confidentiality agreements, and additionally, with employees and consultants, assignment of invention agreements, upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to a party by us during the course of the party's association with the Company is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements also provide that all inventions conceived by the individual in the course of their employment or consulting relationship will be our exclusive property.

EMPLOYEES

We presently employ 39 full time employees, 37 of whom work out of our offices in Newton, Massachusetts. Two off site employees are field engineers dedicated to active network deployments.

ADVISORY BOARD

Ambient’s Advisory Board, chaired by former senator J. Bennett Johnston, who served on the Senate Energy and Natural Resources Committee his entire 24 years in the Senate, provides us with advice from a diverse group of experienced, knowledgeable business people and professionals. Our advisory board members spend much of their time in related and complementary business arenas, such as government policy, international relations, utility engineering, and law. They use their unique experiences, information, and perspectives to advise management in areas in which we may require assistance. Although our advisory board has no control or direct influence over our policies, management, or board of directors, they are from time-to-time a source of analysis, advice, recommendations, and support.

GOVERNMENT REGULATIONS

CAPITALIZE ON EMERGING LEGISLATION

The need for smart grid technologies and capabilities has been endorsed by the federal government with the passing of the 2007 Energy Independence and Security Act, which included a smart grid provision allocating federal funds to smart grid projects, and mandating all utilities look at smart grid alternatives prior to building additional generation capacity. The provisions of this act were strengthened by the passing of the American Recovery and Reinvestment Act passed in February 2009 which is intended to inject billions of dollars into the development and deployments of smart grid technologies. It is our intention to pursue opportunities created by federal and state legislation to promote smart grid technologies.

Domestic and foreign regulations directly and indirectly affect the deployment of smart grid communications networks. Our utility customers and other providers of electric power are subject to significant governmental oversight and regulation, on both the state and federal level. Foreign utilities and other providers of electric power are also subject to significant governmental oversight and regulation in their respective home countries. Domestic and foreign regulations in the telecommunications field may affect portions of our deployments. Any of these regulations may inhibit, delay or preclude network deployments or require significant and limiting modifications to them. We are proactively addressing these regulatory challenges through participation in industry associations such as the Universal Powerline Association and the United Power Line Council, and standards setting organizations such as the Institute of Electrical and Electronics Engineers.

Further regulatory changes will certainly take places in the coming months and years. Through our participation in industry advocacy and standards groups, Ambient expects to be instrumental in driving this process forward and in benefiting from the results.

AVAILABLE INFORMATION

Our Internet website is located at http://www.ambientcorp.com. The reference to our Internet website does not constitute incorporation by reference of the information contained on or hyperlinked from our Internet website and should not be considered part of this document. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's Internet website is located at http://www.sec.gov.

DESCRIPTION OF PROPERTY

Ambient does not own any real property. The Company's corporate office in Newton, Massachusetts comprised of approximately 16,642 square feet is leased at a monthly rental of $18,333, with a scheduled expiration date of February 28, 2009. On January 13, 2009 the Company extended the lease through August 31, 2009. No other terms of the lease have been changed.

The Company believes that this facility is sufficient to meet its current requirements and that it would be able to renew its present lease or obtain suitable replacement facilities.

In addition, the Company also rents office space in Briarcliff, New York at a monthly rental of $900 through July 4, 2008 and $1,000 through July 4, 2009 with an option to extend the lease through July 5, 2010 at the same monthly cost. The Company uses this office space primarily in connection with the on-going pilots and testing being conducted at Con Edison's premises.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceedings that we anticipate can result in a material adverse effect on our business or operations.

MANAGEMENT

The following table sets forth the name, age and position of each of our current executive officers and directors:

NAME	AGE	POSITION
JOHN J. JOYCE	57	CHAIRMAN OF THE BOARD, CEO, TREASURER AND DIRECTOR
RAMDAS RAO	43	CHIEF TECHNOLOGY OFFICER
MICHAEL WIDLAND	68	DIRECTOR
D. HOWARD PIERCE	67	DIRECTOR
THOMAS MICHAEL HIGGINS	53	DIRECTOR
SHAD STASTNEY	39	DIRECTOR

The business experience, principal occupations and employment, as well as the periods of service, of each of our executive officers and directors during at least the last five years are set forth below. JOHN J. JOYCE has been our Chairman of the Board of Directors and Chief Executive Officer since September 2001 and served as Chief Operating Officer from November 2000 through August 2001. From September 1996 to October 2000, Mr. Joyce served as Senior Vice President of ABB Financial Services Inc. and President of ABB Financial Consulting, the Americas, where he also led the global energy consulting practice within Financial Services. Mr. Joyce developed the Americas branch of ABB Financial Consulting, the financial management consultancy business of ABB Financial Services. From December 1993 to August 1996, Mr. Joyce served with The Capital Markets & Treasury Practice of Price Waterhouse LLP. Returning to the firm he had previously served for more than five years in the general audit practice, Mr. Joyce assumed the responsibilities of Manager, in which he advised corporations on a variety of business issues and strategies. Mr. Joyce was promoted to Director in June 1995. Mr. Joyce is a CPA and holds an MBA from the Stern School of Business, New York University, where he majored in Finance and International Business.

RAMDAS RAO has been our Chief Technology Officer since September 2000. From March 2000 until he joined us, Mr. Rao was the Chief Information Officer at Mullen, one of the larger advertising agencies in North America. From November 1995 through February 2000, he was the President and Co-Founder of Gaialinks Inc., a company engaged in the development of network management software tools and providing network analysis and consulting services for large heterogeneous, multi-vendor, multi-protocol networks and systems. From January 1990 through November 1995, he was affiliated with Boston University where he was Associate Director (from January 1995 through November 1995) and a Network Systems Manager (from July 1990 through December 1994). Mr. Rao received a B.S. degree in Computer Engineering (cum laude) from Boston University College of Engineering in 1988.

MICHAEL WIDLAND joined our Board in November 2000 and has served on the Compensation Committee since such time. Mr. Widland has been actively practicing law since 1965 and is presently a partner at Shipman & Goodwin LLP of Stamford, Connecticut. Mr. Widland practices in the area of commercial and corporate transactions, including financing. He is a former Connecticut Chairman of the Public Contract Section and Business LawSection of the American Bar Association and a member of the Association of Commercial Finance Attorneys.

D. HOWARD PIERCE joined our Board in November 2004 and has served on the Audit Committee since such time. Until his retirement in June 2001, he served as President and CEO of ABB, Inc., the $5 billion US subsidiary of global industrial, energy and automation provider ABB. Prior to assuming leadership of ABB, Inc., Mr. Pierce served in a number of key executive positions, including President of ABB's Steam Power Plants and Environmental Systems and President of ABB China Ltd.

THOMSAS MICHAEL HIGGINS joined the Board on September 28, 2006 and has served on the Audit Committee since such time. Mr. Higgins has served as the Senior Vice President for Finance and Chief Financial Officer of the College Board since June 2003. Prior to the College Board, Mr. Higgins was a partner in the New York City accounting firm of Silverman Linden Higgins LLP from February 1993 to June 2003. Previously, Mr. Higgins worked in the New Jersey offices of PricewaterhouseCoopers LLP from January 1992 to January 1993 and Ernst & Young LLP from 1977 to 1991. Mr. Higgins is a member of the American Institute of CPAs as well as the New Jersey and New York State Society of CPAs.

SHAD STASTNEY joined the board on June 27, 2008. Mr. Stastney is a founding partner of Vicis Capital, LLC, the investment advisor to Vicis Capital Master Fund, a multi-strategy fund with approximately $4 billion in assets under management. Mr. Stastney has been managing Vicis Capital since June 2004. Prior to Vicis Capital, from July 2001 through May 2004 Mr. Stastney served in the same capacity at Victus Capital. Before Victus Capital, Mr. Stastney was a Director at Credit Suisse First Boston in New York. He received his J.D. from Yale Law School, and his B.A. from the University of North Dakota.

Pursuant to an agreement entered into between the Company and the Vicis Capital Maser Fund (“Vicis”), Vicis was granted the right to nominate a director to the Company’s board of directors. Mr. Stastney is being nominated for a directorship at the annual meeting in compliance with our contractual undertakings.

There are no family relationships between any of the above executive officers or directors, and there is no arrangement or understanding between any of the above executive officers or directors and any other person pursuant to which the officer or director was elected to hold office.

All directors hold office until the next annual meeting of stockholders and the election and qualification of a successor.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for the last two fiscal year awarded to, earned by, or paid to our Chief Executive Officer and Chief Technology Officer, who were the only executive officers serving as such at the end of 2008 whose total compensation exceeded $100,000 for the year ended December 31, 2008 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
JOHN J. JOYCE
President and Chief Executive Officer	2008 2007	338,760 337,147	50,000 ––	–– 64,527	388,760 401,674
RAMDAS RAO
Chief Technology Officer	2008 2007	213,000 189,869	50,000 ––	–– 25,811	263,000 215,680

(1)

Amounts in this column reflect the expense recognized by the Company for accounting purposes calculated in accordance with FASB Statement of Financial Accounting Standards No. 123R (“FAS 123R”) with respect to employee stock options issued during 2007 under the Company's 2000 Employee Stock Option plan. The assumption used to calculate the fair value of stock option grant under FAS 123R, were: expected holding period of 5.75 years, risk free interest rate of 3.67, no dividend yield and volatility of 127.40%. No Options were issued to executives during 2008.

The following table sets forth information concerning unexercised options for each of our executive officers named in the Summary Compensation Table that are outstanding as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — DECEMBER 31, 2008

Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John J. Joyce	1,000,000		$0.50	11/17/2011
	375,000		$0.10	9/11/2012
	1,000,000		$0.20	1/23/2014
	500,000		$0.30	5/25/2014
	500,000		$0.50	5/25/2014
	2,500,000		$0.045	11/15/2015

Ramdas Rao	242,000		$0.20	12/3/2010
	1,000,000		$0.20	1/16/2012
	200,000		$0.20	9/12/2012
	800,000		$0.20	1/26/2014
	375,000		$0.20	8/12/2014
	375,000		$0.20	8/12/2014
	1,000,000		$0.045	11/15/2015

EMPLOYMENT AGREEMENTS

We and John J. Joyce were parties to an amended and restated employment agreement dated as of July 8, 2004, pursuant to which Mr. Joyce was employed as our Chief Executive Officer. Under the agreement, Mr. Joyce was entitled to be paid an annual salary of $314,141 for 2008. The agreement was in effect through December 31, 2008. We and John J. Joyce entered into an amended and restated employment agreement dated as of December 30, 2008, pursuant to which Mr. Joyce continues to be employed as our Chief Executive Officer. Under the agreement, Mr. Joyce is entitled to be paid an annual salary of $330,000 subject to the annual cost of living adjustment. By its terms, the agreement provides for an initial term ending December 31, 2010. After expiration of the initial term, the agreement will automatically renew for successive one-year terms unless terminated by us upon written notice given not less than 90 days prior to the expiration of the then-current term. The agreement also contains certain provisions for early termination, including in the event of a change in control, which may result in a severance payment equal to two years of base salary then in effect and the continuation of certain benefits.

We and Ramdas Rao were parties to an amended and restated employment agreement dated as of August 11, 2004, pursuant to which Mr. Rao was employed as our Chief Technology Officer at an annual salary of approximately $200,000. The employment agreement had an initial term of two years and renewed automatically for successive one-year terms unless either party gave notice of its election to not renew to the other at least 60 days prior to the expiration of the then-current term. We and Ramdas Rao entered into an amended and restated employment agreement dated as of June 2, 2008, pursuant to which Mr. Rao continues to be employed as our Chief Technology Officer at an annual salary of approximately $225,000, subject to review. The employment agreement has an initial term that extends through December 31, 2009, provided that the agreement is subject to renewal for successive one-year terms unless either party gives notice of its election to not renew to the other at least 60 days prior to the expiration of the then-current term. The agreement also contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect.

Each of these agreements includes certain customary confidentiality and non-compete provisions that prohibit the executive from competing with us for one year, or soliciting our employees for one year, following the termination of his employment.

COMPENSATION OF DIRECTORS

With the exception of Shad Stastney, we paid each outside director $2,500 per quarter for service on our Board of Directors in 2008, and an additional $1,500 was paid quarterly for heading the Audit Committee.

The following table summarizes data concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid ($)	Options Awards ($) (1)	Total ($)

Michael Widland	10,000	24,294	34,294

D. Howard Pierce	10,000	24,294	34,294

Thomas Michael Higgins (2)	16,000	33,334	49.334

(1)

Amounts in this column reflect the expense recognized by the Company for accounting purposes calculated in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”) with respect to stock options issued during 2006 and 2007 under the Company's 2000 Employee Stock Option plan. The assumptions used to calculate the fair value of stock option granted under FAS 123R, were: (A) for 2007: expected holding period of 3.25 years, risk free interest rate of 4.69, no dividend yield and volatility of 110.42%; and (B) for 2006; expected holding period of 5.75 years, risk free interest rate of 3.67, no dividend yield and volatility of 127.40% for 2007. No Options were issued to directors during 2008.

(2)

Heads the Audit Committee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We retain the law firm of Shipman & Goodwin LLP ("S&G"), of which Mr. Michael Widland, a non-employee director, is a partner, to perform legal services from time to time. We paid S&G $117,316 and $93,118 for legal services rendered during 2008 and 2007, respectively.

Mr. Shad Stastney, a director is the founding partner of Vicis Capital Master Fund, which holds convertible promissory notes (the “Notes”) in the aggregate principal amount of $12.5 million which are currently potentially convertible into 833,333,333 shares of our Common Stock. The Notes contain a contractual restriction on beneficial share ownership that limits Vicis to holding 4.99% of our outstanding shares of Common Stock except upon providing us with not less than 61 days prior notice. The Notes and Warrants are held directly by Vicis Capital Master Fund, for which Vicis Capital LLC acts as investment advisor. Vicis Capital LLC may be deemed to beneficially own any shares held upon conversion of the Note and exercise of the Warrants within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by virtue of the voting and dispositive power over such shares granted by Vicis Capital Master Fund to Vicis Capital LLC. The voting and dispositive power granted to Vicis Capital LLC by Vicis Capital Master Fund may be revoked at any time. Vicis Capital LLC disclaims beneficial ownership of any shares reported herein. If Vicis were to give notice and subsequently convert the Notes then it would own, assuming such conversion and exercise were to take place on June 1, 2009, approximately 84% of our issued and outstanding shares of Common Stock and 75% of our shares on a fully diluted basis.

DIRECTOR INDEPENDENCE

As the President and Chief Executive Officer of the Company, director John Joyce is not considered “independent” based on the listing standards of the NASDAQ Stock Market if the securities of the Company were so listed (which they are not). The Board of Directors of the Company has concluded that each other director is “independent” based on such listing standards, having concluded that any relationship between such director and the Company, in its opinion, does not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors of the Company has also concluded that the directors serving on the audit committee, namely Mr. Pierce and Mr. Higgins are “independent” based on the more stringent independence standard of the NASDAQ Stock Market applicable to directors serving on audit committees.

BENEFICIAL OWNERSHIP OF MANAGEMENT, DIRECTORS AND
CERTAIN BENEFICIAL HOLDERS

The following table sets forth certain information, as of June 1, 2009, concerning the ownership of the Common Stock by (a) each person who, to the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock, (b) each of the Company's directors and the Named Executive Officers (as defined below) and (c) all current directors and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent of Common Stock (2)

John J. Joyce, Chairman, CEO, President, and Director	9,165,000	(3)	1.26%

Ramdas Rao, Chief Technology Officer	7,257,000	(4)	* %

Michael Widland, Director	3,428,334	(5)	*

D. Howard Pierce, Director	3,200,000	(6)	*

Thomas Higgins, Director	2,500,000	(7)	*

Shad Stastney, Director	––		*

Vicis Capital Master Fund	475,748,414	(8)	65.80%

All directors and executive officers as a group (6 persons) (9)	25,550,334		3.43%

*

Indicates less than 1%.

(1)

Unless otherwise indicated, the address of each person listed is c/o Ambient Corporation, 79 Chapel Street, Newton, Massachusetts 02458.

(2

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the Record Date are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock beneficially owned by such person.

(3)

Includes (i) 1,040,000 shares of Common Stock (ii) 8,125,000 shares of Common Stock issuable upon the exercise of options issued under the Company’s 2000 Equity Incentive Plan (the “2000 Incentive Plan”) (iii) Does not include 2,250,000 shares of Common Stock issuable upon the exercise of option issued under the Company’s 2000 Equity Incentive Plan (the “2000 Incentive Plan”).

(4)

Includes (i) 1,015,000 shares of Common Stock (ii) 6,242,000 shares of Common Stock issuable upon exercise of options issued under the 2000 Incentive Plan”)(iii) Does not include 2,250,000 shares of Common Stock issuable upon the exercise of option issued under the Company’s 2000 Equity Incentive Plan (the “2000 Incentive Plan”).

(5)

Includes (i) 133,334 shares of Common Stock, (ii) 550,000 shares of Common Stock issuable upon exercise of non-plan options (iii) 2,745,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan (iv) Does not include 1,200,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan.

(6)

Includes (i) 200,000 shares of Common Stock, (ii) 500,000 shares of Common Stock issuable upon exercise of non-plan options and (iii) 2,500,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan. (iv) Does not include 1,200,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan.

(7)

Includes (i) 2,500,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan and (ii) Does not include 1,300,000 shares of Common Stock issuable upon exercise of options issued under the 2002 Directors Plan.

(8)

Includes (i) 474,365,080 shares of Common Stock (ii) 1,383,334 shares of Common Stock issuable upon exercise of warrants, (iii) Does not include additional 833,333,333 shares of Common Stock issuable upon conversion of convertible promissory notes (the “Notes”) in the aggregate principal amount of $12.5 million. The Notes contain a contractual restriction on beneficial share ownership that limits Vicis Capital Master Fund to holding 4.99% of our outstanding shares of Common Stock, except upon providing us with not less than 61 days prior notice. All securities are held directly by Vicis Capital Master Fund, for which Vicis Capital LLC acts as investment advisor. Vicis Capital LLC may be deemed to beneficially own any shares held upon conversion of the notes and exercise of the Warrants within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by virtue of the voting and dispositive power over such shares granted by Vicis Capital Master Fund to Vicis Capital LLC. The voting and dispositive power granted to Vicis Capital LLC by Vicis Capital Master Fund may be revoked at any time. Vicis Capital LLC disclaims beneficial ownership of any shares reported herein. Shad Stastney, a founder and principal of Vicis Capital LLC, together with John Succo and Sky Lucas, have voting and dispositive control of these securities. No single natural person can exercise voting or investment power with respect to the securities owed by Vicis Capital Master Fund and investment decisions with respect to these securities are made by a majority of these persons.

(9)

See Footnotes 3 through 7.

SELLING STOCKHOLDERS

Up to 43,633,331 shares of Common Stock issuable upon exercise of outstanding warrants are being offered under this Prospectus, all of which are being registered for sale for the account of the selling stockholders.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, no selling stockholder may exercise its warrants if such exercise would cause such holder's beneficial ownership of our Common Stock (excluding shares underlying any of their unexercised warrants) to exceed 4.99% of the outstanding shares of Common Stock immediately after the exercise. (If the holder subsequently disposes of some or all of its holdings, it can again exercise its warrant, subject to the same limitation). The table below also includes the number of shares which might be issuable on the occurrence of certain events, such as the accrual of dividends, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of Common Stock for some listed persons may include shares that are not subject to purchase during the 60-day period.

SELLING STOCKHOLDERS TABLE

The following table sets forth the shares beneficially owned, as of June 1, 2009, by the selling stockholders (as represented to us by the selling stockholders) prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in the private placement described above under the caption "AGREEMENTS WITH THE SELLING STOCKHOLDERS" in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

SELLING	NUMBER OF SHARES OWNED BEFORE	SHARES OFFERED PURSUANT TO THIS	COMMON STOCK TO BE BENEFICIALLY OWNED ALL SHARES OFFERED HEREUNDER ARE SOLD
STOCKHOLDER	OFFERING	PROSPECTUS	SHARES	PERCENT

GREGORY DRYER	21,500,000	21,500,000	––	––
KUHNS BROTHERS, INC	9,967,237	9,967,237	––	––
JOHN KUHNS	7,475,428	7,475,428	––	––
MARY FELLOWS	2,491,809	2,491,809	––	––
SAMUEL SHOEN	1,832,381	1,832,381	––	––
PAUL KUHNS	366,476	366,476	––	––

*

Represents less than 1%

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the shares that are included in the Registration Statement on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•

directly as principals;

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made in compliance with applicable laws and regulations;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Act if available, rather than under this Prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. We are not aware of any definitive selling arrangement at the date of this prospectus between any selling stockholder and any broker-dealer or agent.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Act, disclosing:

•

The name of each such selling stockholder and of the participating broker-dealer(s);

•

The number of shares involved;

•

The price at which such shares were sold;

•

The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•

That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

•

Other facts material to the transaction.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders may also transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the applicable selling stockholder and/or the purchasers.

If a selling stockholder uses this Prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Act. The selling stockholders will be responsible to comply with the applicable provisions of the Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

We are required to pay all fees and expenses incident to the registration of the shares being offered by the selling stockholders, but we will not receive any proceeds from the sale of the shares except for, upon exercise, the exercise price of options and warrants exercised on a cash basis. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Act.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 2,000,000,000 shares of Common Stock, $.001 par value per share, of which 721,684,187 shares were outstanding as of May 29, 2009. We have approximately 158 stockholders of record as of such date. A significant portion of our Common Stock is held in either nominee name or street name brokerage accounts and, consequently, we are not able to determine the beneficial owners of our Common Stock. Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefore and to share ratably in our assets available upon liquidation, dissolution or winding up. The holders of shares of the Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the Common Stock offered under this Prospectus will be passed on by Aboudi & Brounstein, Law Offices.

EXPERTS

The financial statements for the years ended December 31, 2008 and December 31, 2007 included in this Prospectus have been so included in reliance on the report of Rotenberg Meril Solomon Bertiger & Guttilla, P.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Copies of such material may be obtained by mail from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a Web site at www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. You may obtain information on the operation of the Public Reference Room by calling the SEC at1-800-SEC-0330.

We have filed with the SEC under the Act a Registration Statement on Form S-1, of which this Prospectus is a part, with respect to the shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the SEC. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC's Internet website at www.sec.gov.

Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

Prospective investors may rely on the information contained in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospective investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.

AMBIENT CORPORATION

up to 43,633,331 shares of Common Stock

PROSPECTUS

________, 2009

AMBIENT CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
Financial Statements

Consolidated Balance Sheet March 31, 2009 (Unaudited) and December 31, 2008	F-2

Unaudited Consolidated Statements of Operations for the three months ended March 31, 2009 and 2008	F-3

Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2009 and 2008	F-4

Notes to Consolidated Financial Statements	F-5

AMBIENT CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$7,262,489	$8,011,764
Marketable securities	––	125,000
Accounts receivable	2,976	1,668,887
Inventory	412,411	98,044
Prepaid expenses and other current assets	129,320	174,425

Total current assets	7,807,196	10,078,120

Property and equipment, net	494,863	543,904

Total assets	$8,302,059	$10,622,024

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,077,848	$1,333,778
Accrued expenses and other current liabilities	1,033,853	936,961
Deferred revenue	74,137	108,067
Capital lease obligations, current portion	11,798	11,462

Total current liabilities	2,197,636	2,390,268

NON-CURRENT LIABILITIES
Convertible debt, less current portion (net of discount of $10,048,013 and $11,745,542)	2,451,987	754,458
Capital lease obligations, less current portion	19,869	22,967

Total liabilities	4,669,492	3,167,693

STOCKHOLDERS' EQUITY
Common stock, $.001 par value; 2,000,000,000 shares authorized; 719,980,784 issued; 718,980,784 outstanding	719,981	719,981
Additional paid-in capital	133,153,008	132,930,334
Accumulated deficit	(130,040,422)	(125,995,984)
Less: treasury stock; 1,000,000 shares at cost	(200,000)	(200,000)

Total stockholders' equity	3,632,567	7,454,331

Total liabilities and stockholders' equity	$8,302,059	$10,622,024

See Notes to Consolidated Financial Statements.

AMBIENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Revenues	$826,593	$63,642

Less: cost of goods sold	731,236	342,870

Gross profit (loss)	95,357	(279,228)

Expenses
Research and development	1,001,709	859,245
Operating, general and administrative expenses	1,073,294	745,557
Stock based compensation - operating, general and administrative	222,674	114,868

Total expenses	2,297,677	1,719,670

Gain on sale of property and equipment	460	––

Operating loss	(2,201,860)	(1,998,898)

Interest and finance expenses	(1,864,293)	(530,297)
Interest income	21,715	15,805

Net loss	$(4,044,438)	$(2,513,390)

Basic and diluted loss per share:
Net loss	$(0.01)	$(0.01)

Weighted average number of shares outstanding - basic and diluted	719,980,784	254,615,704

See Notes to Consolidated Financial Statements

AMBIENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,044,438)	$(2,513,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	64,767	69,647
Amortization of note discount	––	263,729
Amortization of beneficial conversion feature of convertible debt	1,697,529	94,878
Financing, consulting and other expenses paid via the issuance of common stock and warrants	222,674	114,868
(Gain) on sale of property and equipment	(460)	––
(Increase) decrease in operating assets:
Accounts receivable	1,665,911	118,773
Inventory	(314,367)	190,533
Prepaid expenses and other current assets	45,105	7,667
Prepaid licensing fees	––	19,200
Increase (decrease) in operating liabilities:
Accounts payable	(255,930)	171,804
Accrued expenses and other current liabilities	96,892	40,046
Deferred revenue	(33,930)	––

Net cash used in operating activities	(856,247)	(1,422,245)

CASH FLOWS FROM INVESTING ACTIVITIES
Redemption of marketable securities	125,000	––
Purchases of marketable securities	––	(525,000)
Additions to property and equipment	(15,726)	––
Proceeds from sale of property and equipment	460	(29,308)

Net cash provided by (used in) investing activities	109,734	(554,308)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable	––	2,500,000
Finance costs relating to issuance of notes payable	––	(103,500)
Payments of capitalized lease obligations	(2,762)	––

Net cash (used in) provided by financing activities	(2,762)	2,396,500

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(749,275)	419,947

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	8,011,764	546,125

CASH AND CASH EQUIVALENTS - END OF PERIOD	$7,262,489	$966,072

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$185,510	$11,283

See Notes to Consolidated Financial Statements

AMBIENT CORPORATION

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Ambient Corporation and its subsidiary (collectively the" Company") have been prepared in accordance with generally accepted accounting principles accepted in the United States of America (“GAAP”) for interim financial information and with Article 8-03 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

The Company has sustained losses since its inception. These losses have produced operating cash flow deficiencies. The Company expects to incur additional losses in the future and may need to raise additional funds in order to realize its long-range commercial objectives.

Management believes that our current available cash resources, as well as anticipated revenues from proceeds, will be sufficient to meet our operating requirements for the balance of the 2009 fiscal year. However, we may need to raise funds in order to expand existing commercial deployments and/or satisfy any additional significant purchase order that we may receive. At the present time, we have no commitments for any additional funding that may be needed.

NOTE 2 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2009, the Company adopted Financial Accounting Standards Board’s (FASB) Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"). FSP 157-2 delayed the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The adoption of SFAS 157 to non-financial assets and liabilities did not have a significant impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS 107-1 and Accounting Principles Board (APB) 28-1 "Interim Disclosures about Fair Value of Financial Instruments". The FSP amends SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company will include the required disclosures in its quarter ending June 30, 2009.

NOTE 3 - NET LOSS PER SHARE

Basic earnings (loss) per share (EPS) is computed by dividing net income (loss) applicable to common shares by the weighted-average number of shares of common shares outstanding during the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The following securities have been excluded from the calculation of net loss per share, as their effect would be antidilutive.

	Shares of Common Stock Issuable upon Conversion/Exercise of as March 31,
	2009	2008
Stock options	59,337,000	32,074,500
Warrants	129,216,664	468,742,855
Convertible debentures	833,333,333	357,142,857

NOTE 4 - SALES AND MAJOR CUSTOMERS

Revenues for the three months ended March 31, 2009 and 2008 were as follows:

	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)
Hardware	$792,663	$63,642
Software and services	33,930	––
	$826,593	$63,642

One customer accounted for 100% of the hardware revenue for the 2009 and 2008 periods.

NOTE 5 - INVENTORY

Inventory is valued at the lower of cost or market and is determined on first-in-first-out method. Inventory consists of the following:

	March 31, 2009	December 31, 2008
	(Unaudited)
Raw materials	$286,033	$30,057
Finished goods	126,378	67,987
	$412,411	$98,044

NOTE 6 - CONVERTIBLE DEBT

	March 31	December 31,
	2009	2008
	(Unaudited)
Secured Convertible Promissory note payable - interest at 8%, due July 31, 2010 (i)	$7,500,000	$7,500,000

Secured Convertible Promissory note payable - interest at 8%, due November 1, 2010 (ii)	2,500,000	2,500,000

Secured Convertible Promissory note payable - interest at 8%, due January 15, 2011 (iii)	2,500,000	2,500,000
Total	12,500,000	12,500,000

Less: Discount	(10,048,013)	(11,745,542)

Total	$2,451,987	$754,458

———————

(i)

On July 31, 2007, the Company entered into the Securities Purchase Agreement (the "July 07 Purchase Agreement") with an institutional investor, Vicis Capital Master Fund (the “Investor” or "Vicis"), pursuant to which the Investor purchased the Company’s Secured Convertible Promissory Note in aggregate principal amount of $7,500,000 (the “July 07 Note”). The July 07 Note has a term of three years and becomes due on July 31, 2010. The outstanding principal amount of the July 07 Note is convertible at the option of the holder, at any time and from time to time, into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a conversion price of $0.015 per share, subject to certain adjustments. Amounts owing under the July 07 Note are secured by substantially all of the assets of the Company.

Pursuant to the July 07 Purchase Agreement, the Company issued Common Stock purchase warrants (the “July 07 Warrants”) to the Investor, exercisable through July 31, 2012, to purchase up to 150,000,000 shares of Common Stock, at an exercise price of $0.001 per share. All of these warrants were exercised on November 24, 2008.

In connection with this financing, the Company paid fees to a registered broker dealer of $570,000 and issued warrants to purchase up to 17,350,000 shares of the Company's Common Stock at a per share exercise price of $0.035 for 16.6 million shares and $0.075 for 750,000 shares.

(ii)

On November 1, 2007, the Company entered into a Securities Purchase Agreement (the "November 07 Purchase Agreement") with the Investor pursuant to which the Investor purchased the Company’s Secured Convertible Promissory Note in the principal amount of $2,500,000 (the “November 07 Note”). The November 07 Note has a term of three years and becomes due on November 1, 2010. The outstanding principal amount of the November 07 Note is convertible at the option of the holder at any time and from time to time into shares of Common Stock at a conversion price of $0.015 per share. Amounts owing under the November 07 Note are secured by substantially all of the assets of the Company.

In connection with the issuance of the November 07 Note, the Company issued Common Stock purchase warrants (the “November 07 Warrants”) to the Investor, exercisable through October 31, 2012, to purchase up to 83,333,334 shares of Common Stock, of which warrants for 27,777,778 shares at an exercise price of $0.015. All of these warrants were exercised on November 24, 2008.

(iii)

On January 15, 2008, the Company entered into a Securities Purchase Agreement (the “January 2008 Purchase Agreement”) with the Investor pursuant to which the Investor purchased the Company’s Secured Convertible Promissory Note in the principal amount of $2,500,000 (the “January 08 Note”; together with the November 07 Note and the July 07 Note, the “Notes”). The January 08 Note has a term of three years and becomes due on January 15, 2011. The outstanding principal amount of the January 08 Note is convertible at the option of the holder at any time and from time to time into shares of Common Stock at a conversion price of $0.015 per share. Amounts owing under the January 08 Note are secured by substantially all of the assets of the Company.

In connection with the issuance of the January 08 Note, the Company issued Common Stock purchase warrants (the “January 08 Warrants”; together with the November 07 Warrants and the July 07 Warrants, the “Investor Warrants”) to the Investor, exercisable through January 15, 2013, to purchase up to 107,142,857 shares of Common Stock at an exercise price of $0.001 per share. All of the January 08 Warrants were exercised on November 24, 2008.

In connection with the financing, the Company issued, as compensation to a registered broker dealer, warrants to purchase up to 14,999,999 shares of the Company's Common Stock at a per share exercise price of $0.035.

Debt Modification

On November 21, 2008, the Company and the Investor entered into a Debenture Amendment Agreement (the “Debenture Amendment Agreement”), pursuant to which the Investor invested in the Company an additional $8 million. In consideration of the investment, the Company reduced the conversion price on the Notes referred to above to $0.015 per share. The parties also agreed that in the event that on the trading day immediately preceding June 1, 2009, the closing per share price of the Common Stock is less than $0.10, then the per share conversion price with respect to any amount then outstanding under the Notes would automatically be further adjusted to $0.01.

In addition, in consideration for the investment, the parties agreed under the Debenture Amendment Agreement to amend the terms of the Investor Warrants referred to above to remove all conversion caps from the Warrants, which were contractual provisions that prevented the Investor from exercising an amount of such warrants to the extent that the Investor would beneficially own (i) greater than 4.99% of the outstanding Common Stock, and (ii) greater than 9.99% of the outstanding Common Stock.

For financial reporting purposes, the Company recorded a discount in accordance with EITF No. 00-27 of $12,500,000 to reflect the beneficial conversion feature related to the Debenture Modification Agreement. The discount is being amortized to the date of maturity of the various Convertible Promissory Notes unless converted earlier.

Interest incurred on convertible debt amounted to $166,667 and $171,461 for the three months ended March 31, 2009 and 2008, respectively, of which all relates to Vicis. Amortization of the discounts related to the convertible debentures and notes above totaled $1,697,529 and $310,423 for the three months ended March 31, 2009 and 2008.

NOTE 7 - STOCKHOLDERS' EQUITY

On January 13, 2009, the Company issued options to various employees from the Company’s 2000 Equity Incentive Plan to purchase up to 20,700,000 shares of the Company’s Common Stock at a share price of $0.035. The options will be fully vested as of December 31, 2009.

On January 16, 2009, the Company issued options to various employees from the Company’s 2000 Equity Incentive Plan to purchase up to 250,000 shares of the Company’s Common Stock at a share price of $0.05. The options will be fully vested as of December 31, 2009.

On January 13, 2009, the Company issued options to various directors from the Company’s 2002 Non-employee Directors Plan to purchase up to 6,000,000 shares of the Company’s Common Stock at a share price of $0.035. The options will be fully vested as of December 31, 2009.

Warrant Exercises

On April 22, 2009, the Company issued 1,564,626 shares of Common Stock upon the cashless exercise of 6,666,667 Common Stock purchase warrants by a designee of the placement agent who originally received the warrants upon the consummation by the Company of a financing transaction in May 2006.

On April 23, 2009, the Company issued 838,777 shares of Common Stock upon the cashless exercise of 4,000,000 Common Stock purchase warrants by an investor.

AMBIENT CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Ambient Corporation

We have audited the accompanying consolidated balances sheets of Ambient Corporation and Subsidiary (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey

March 11, 2009

AMBIENT COPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,011,764	$546,125
Marketable securities	125,000	––
Accounts receivable	1,668,887	193,406
Inventory	98,044	474,063
Prepaid expenses and other current assets	174,425	141,181
Total current assets	10,078,120	1,354,775

Property and equipment, net	543,904	481,129
Deferred financing costs, net	––	898,214
Prepaid licensing fees	––	81,997
Total assets	$10,622,024	$2,816,115

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,333,778	$1,013,609
Accrued expenses and other current liabilities	936,961	595,420
Deferred revenue	108,067	––
Capital lease obligations, current portion	11,462	––
Convertible debt, current portion	––	103,500
Total current liabilities	2,390,268	1,712,529

NON-CURRENT LIABILITIES
Convertible debt, less current portion (net of discount of $11,745,542 and $7,431,592)	754,458	2,568,408
Capital lease obligations, less current portion	22,967	––
Total liabilities	3,167,693	4,280,937

COMMITMENTS

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value; 2,000,000,000 and 1,250,000,000 shares authorized in 2008 and 2007; 719,980,784 and 255,615,704 issued; 718,980,784 and 254,615,704 outstanding, respectively	719,981	255,615
Additional paid-in capital	132,930,334	113,181,348
Accumulated deficit	(125,995,984)	(114,701,785)
Less: treasury stock; 1,000,000 shares at cost	(200,000)	(200,000)
Total stockholders' equity (deficit)	7,454,331	(1,464,822)
Total liabilities and stockholders' equity (deficit)	$10,622,024	$2,816,115

See Notes to Consolidated Financial Statements.

AMBIENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
Revenues	$12,622,353	$2,264,978

Less Cost of goods sold	9,942,009	1,806,060

Gross profit	2,680,344	458,918

Expenses
Research and development	4,233,832	3,530,046
Operating, general and administrative expenses	3,388,299	3,813,142
Stock based compensation - operating, general and administrative	329,320	343,711

Total expenses	7,951,451	7,686,899

Other operating income (loss)
Loss on disposition of property and equipment	(117,597)	(5,599)
Gain on sale of property and equipment - related party	––	179,755
Total other operating (loss) income	(117,597)	174,156

Operating loss	(5,388,704)	(7,053,825)

Interest and finance expenses	(3,155,815)	(8,791,072)
Interest income	39,185	88,504
Loss on extinguishment of debt	(2,788,865)	––

Net loss	$(11,294,199)	$(15,756,393)

Basic and diluted loss per share:	$(0.04)	$(0.07)

Weighted average number of shares outstanding	301,559,713	240,470,054

See Notes to Consolidated Financial Statements.

AMBIENT CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

			Additional
	Common Stock		Paid-in	Treasury	Accumulated
	Shares	Amount	Capital	Stock	Deficit	Total
Balance - January 1, 2007	199,809,244	$199,809	$101,740,382	$(200,000)	$(98,945,392)	$2,794,799

Common stock issued upon conversion of debentures	51,231,145	51,231	2,911,809			2,963,040
Common stock issued in lieu of interest	4,575,315	4,575	242,657			247,232
Issuance of warrants in connection with loan						––
Issuance of warrants in connection with convertible promissory note			5,358,466			5,358,466
Beneficial conversion feature of convertible promissory note			2,584,323			2,584,323
Exercise of stock options						––
Stock-based compensation expense			343,711			343,711
Net loss					(15,756,393)	(15,756,393)

Balance - December 31, 2007	255,615,704	$255,616	$113,181,347	(200,000)	$(114,701,785)	$(1,464,822)

Common stock issued upon exercise of warrants	464,365,080	464,365	(222,222)			242,143
Issuance of warrants in connection with convertible promissory note			3,146,078			3,146,078
Beneficial conversion feature of convertible promissory note			13,540,811			13,540,811
Issuance of warrants			2,955,000			2,955,000
Stock-based compensation expense			329,320			329,320
Net loss					(11,294,199)	(11,294,199)

Balance - December 31, 2008	719,980,784	$719,981	$132,930,334	$(200,000)	$(125,995,984)	$7,454,331

See Notes to Consolidated Financial Statements.

AMBIENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,294,199)	$(15,756,393)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	307,476	355,897
Amortization of note discount	1,235,434	4,943,581
Amortization of beneficial conversion feature of convertible debt	1,246,854	2,656,637
Loss on extinguishment of debt	2,788,865	––
Financing, consulting and other expenses paid via the issuance of common stock and warrants	329,320	590,943
Loss (gain) on disposition of property and equipment	117,598	(175,157)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,475,481)	718,923
Inventory	376,019	(244,345)
Prepaid expenses and other current assets	(33,244)	(1,248)
Prepaid licensing fees	81,997	76,405
Increase (decrease) in:
Accounts payable	320,169	(88,737)
Accrued expenses and other current liabilities	341,541	226,821
Deferred revenue	108,067	––
Net cash used in operating activities	(5,549,584)	(6,696,673)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of marketable securities	(125,000)	––
Purchases of property and equipment	(450,725)	(145,517)
Proceeds from sale of property and equipment	––	195,997
Net cash (used in) provided by investing activities	(575,725)	50,480

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	242,143	––
Proceeds from issuance of warrants	3,000,000	––
Finance costs relating to the issuance of warrants	(45,000)	––
Proceeds from issuance of notes payable	2,500,000	10,000,000
Finance costs relating to issuance of notes payable	––	(635,000)
Proceeds related to the adjustment of terms of convertible debentures	8,000,000	––
Repayment of convertible debentures	(103,500)	(4,558,350)
Payments of capitalized lease obligations	(2,695)	––
Net cash provided by financing activities	13,590,948	4,806,650

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,465,639	(1,839,543)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	546,125	2,385,668
CASH AND CASH EQUIVALENTS - END OF YEAR	$8,011,764	$546,125

AMBIENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year Ended December 31,
	2008	2007
Noncash financing and investing activities:
Issuance of common stock upon conversion of debentures	$––	$2,963,040
Issuance of common stock in lieu of interest	$––	$247,332
Issuance of warrants in connection with issuance of notes payable	$3,146,078	$5,358,466
Acquisition of property and equipment financed by capital lease	$37,123	$––
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$115,055	$999,891
See Notes to Consolidated Financial Statements.

AMBIENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Ambient Corporation ("Ambient” or the "Company") is incorporated under the laws of the state of Delaware in June 1996. Ambient is a pioneering integrator of smart grid communications platforms, creating high-speed Internet Protocols (IP) based data communications networks over existing medium and low-voltage distribution grids, thereby enabling smart grid applications. The Ambient smart grid platform, known as Ambient Smart Grid™, facilitates a two-way, real-time communications network to serve the “last mile” backhaul necessary for utilities to implement smart grid applications such as Advanced Metering Infrastructures (AMI), real-time pricing, Demand Side Management (DSM), Distribution Monitoring and Automation, and direct load control and more. When combined, these applications can offer economic, operational and environmental benefits for utilities, and ultimately utility customers.

We are currently conducting pilot demonstrations and deployments with major electric utilities, developing, demonstrating, and delivering Ambient Smart Grid™ utility applications. We continue to develop and extend our network design expertise, our hardware and software technology, and our deployment and network management capabilities, with the goal of generating revenues from all phases of Ambient Smart Grid™ communications network deployments. In 2008, Ambient received purchase orders from Duke Energy to purchase its X2000 and X-3000 communications nodes, licensing of its AmbientNMS™, and engineering support in building out an intelligent grid/intelligent-metering platform. These purchase orders have resulted in recorded revenues of approximately $12.6 million for the year ended December 31, 2008.

We intend to actively seek new opportunities for commercial deployments and work to bring new and existing networks to full commercialization. In 2009, our principal target customers will continue to be electric utilities in North America that will be deploying the smart grid technologies. We will work with our other technology companies and utility customers to drive the development of new utility and consumer applications that create the need for our Ambient Smart Grid™ platform.

To date, we have funded operations primarily through the sale of our securities. In connection with the continued development and upgrade, marketing, and deployment of our products, technology, and services, we anticipate that we will continue to augment our revenue generation capabilities with such capital raises in the future, and anticipate that we will continue to incur losses during the current fiscal year.

NOTE 2 - BASIS OF PRESENTATION

The Company has sustained losses since its inception. These losses have produced operating cash flow deficiencies, and negative working capital. The Company expects to incur additional losses in the future and may need to raise additional funds in order to realize its long-range commercial objectives.

Management believes that our current available cash resources, as well as anticipated revenues from proceeds, will be sufficient to meet our operating requirements for the balance of the 2009 fiscal year. However, we may need to raise funds in order to expand existing commercial deployments and/or satisfy any additional significant purchase order that we may receive. At the present time, we have no commitments for any additional funding that may be needed.

During 2008, the Company funded its operating cash flow deficit with the proceeds from the private placement of its securities to an institutional investor. The Company raised aggregate net proceeds of approximately $13.5 million in three separate transactions. See Notes 8 and 10 below.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its inactive, wholly-owned subsidiary, Insulated Connections Corporation Limited. The subsidiary has been inactive since 2001. All inter-company balances and transactions have been eliminated in consolidation.

DEVELOPMENT STAGE

From inception through the third quarter of 2008, the Company was in the development stage and has had insignificant revenues. Statement of Financial Accounting Standard ("SFAS") No. 7 defines a development stage activity as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant. In the fourth quarter of 2008, management determined that the Company was no longer in the development stage as the Company generated significant revenues.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Actual results may differ from those estimates.

CASH EQUIVALENTS

Cash and cash equivalents consist of cash and short-term investments with insignificant interest rate risk and original maturities of 90 days or less. Cash and cash equivalents are carried at cost, which approximates market value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's financial instruments, consisting primarily of cash equivalents, accounts receivable, accounts payable and accrued expenses, other current liabilities and convertible debentures, are carried at, or approximate, fair value because of their short-term nature or because they carry market rates of interest.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with SFAS No. 123(R), “Share-Based Payment.” Under SFAS No. 123(R), an entity is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award.

Equity instruments issued to non-employees are recorded at their fair values as determined in accordance with SFAS No. 123 and Emerging Issues Task Force 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services.”

NET LOSS PER SHARE

Basic earnings (loss) per share (EPS) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The following securities have been excluded from the calculation of net loss per share, as their effect would be anti-dilutive.

	2008	2007
Stock options	32,387,000	32,307,000
Warrants	129,216,664	346,624,999
Convertible debentures	833,333,333	222,912,222

PROPERTY AND EQUIPMENT

Equipment, furniture and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from one to five years.

REVENUE RECOGNITION

Revenue is generated primarily from the sale of equipment as well as from the sales of software licenses and service and support. We recognize revenue from the sale of equipment upon shipment to customers and when all requirements related to the shipments have occurred. Revenue from the sale of software licenses represent a one-time fee for the use of the software and are recognized upon shipment to the customer. Revenue from service and support is recognized at the time the services are performed. Amounts billed to customers before equipment and/or software licenses are shipped or before services are performed are classified as deferred revenue.

ACCOUNTS RECEIVABLE

Accounts receivable are recorded net of an allowance for doubtful accounts based upon management's analysis of the collectability of the balances. At December 31, 2008 and 2007, management believed that no allowance was necessary.

At December 31, 2008 and 2007, one customer accounted for approximately 100% and 99% of accounts receivable. See Note 11.

INVENTORY

Inventory is valued at the lower of cost or market determined on the first-in, first-out (FIFO) basis. Market, with respect to direct materials, is replacement cost and is net realizable value for work-in-process and finished goods. The value of the inventory is adjusted for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

RESEARCH AND DEVELOPMENT AND PATENT COSTS

Both research and development costs and patent costs are charged to operations as incurred.

SOFTWARE DEVELOPMENT COSTS

SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized straight-line over the estimated product life. The Company defines technological feasibility as being attained at the time our products and related software are available for deployment by our customers in defined pilots. All development activity and costs through December 2008 were incurred in order to ready the Ambient NMS and the in node software for deployment by customers. Significant deployment of the Company’s products was initiated in the fourth quarter of 2008. To date, the period between achieving technological feasibility and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, to date, the Company has not capitalized any software development costs. The Company will continue its research and development program into the future and continue to develop new products and software capabilities.

DEFERRED FINANCE COSTS

Deferred finance costs consist of costs incurred by the Company relating to the issuance of convertible debentures. Deferred finance costs are being amortized to the date of maturity of the debentures unless converted earlier.

PREPAID LICENSING FEES

Effective January 31, 2004, the Company entered into a five-year licensing agreement with Design of Systems on Silicon ("DS2"), a supplier of components of the Company's power line communications technology, pursuant to which DS2 has granted Ambient a license of the DS2 power line related technology on a world wide nonexclusive basis. The license fee was amortized over the five year term on a straight-line basis. Amortization was $79,200 per year for the years ended December 31, 2008 and 2007.

INCOME TAXES

The Company uses the liability method to determine its income tax. This method requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carry forwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year. Valuation allowances are established when necessary to reduce a deferred tax asset, if it is more likely than not that all or a portion of it will not be realized.

In June 2006, the FASB issued FASB Interpretation No. 48 (“ FIN 48 ”) “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109”) which became effective in 2007. This interpretation was issued to clarify the accounting for uncertainty in the amount of income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The provisions of FIN 48 were adopted by the Company on January 1, 2007 and had no effect on the Company's financial statements upon adoption. The Company also evaluated its tax positions as of December 31, 2008 and 2007 and reached the same conclusion.

WARRANTIES AND INDEMNIFICATION OBLIGATIONS

The Company recognizes warranty and indemnification obligations under SFAS No. 5 (As Amended), "Accounting for Contingencies" ("SFAS 5"), FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and FASB Concepts Statement ("SFAC") No. 7 (As Amended), "Using Cash Flow Information and Present Value in Accounting Measurements." These pronouncements require a guarantor to recognize and disclose a liability for obligations it has undertaken in relation to the issuance of the guarantee.

The Company warrants that its products are free from defects in material and workmanship for a period of one year from the date of initial acceptance by our customers. The warranty does not cover any losses or damage that occurs as a result of improper installation, misuse or neglect and repair or modification by anyone other than the Company or its authorized repair agent. The Company's policy is to accrue anticipated warranty costs based upon historical percentages of items returned for repair within one year of the initial sale. The Company’s repair rate of product under warranty has been minimal, and a historical percentage has not been established. The Company has not provided for any reserves for such warranty liability.

The Company’s software license agreements generally include certain provisions for indemnifying customers against liabilities if the Company's software products infringe upon a third party's intellectual property rights. The Company has not provided for any reserves for such warranty liabilities.

The Company’s software license agreements also generally include a warranty that the Company's software products will substantially operate as described in the applicable program documentation. The Company also warrants that services the Company performs will be provided in a manner consistent with industry standards. To date, the Company has not incurred any material costs associated with these product and service performance warranties, and as such the Company has not provided for any reserves for any such warranty liabilities in its operating results.

CONCENTRATIONS

Cash and cash equivalents are maintained with major financial institutions in the United States. Deposits held with these banks at times exceed the amount of insurance provided on such deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit or institutional risk on cash and cash equivalents. At December 31, 2008 and 2007, amounts in excess of insurance amounted to approximately $-0- and $352,000 respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for Impairment of Disposal of Long-lived Assets." The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets.

FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted Statements of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements,” for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. SFAS 157 establishes a new framework for measuring fair value and expands related disclosures. Broadly, the SFAS 157 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. SFAS 157 establishes market or observable inputs as the preferred source of values, followed by unobservable inputs or assumptions based on hypothetical transactions in the absence of market inputs.

•

Level 1, is defined as observable inputs being quoted prices in active markets for identical assets;

•

Level 2, is defined as observable inputs including quoted prices for similar assets; and

•

Level 3, is defined as unobservable inputs in which little or no market data exists, therefore requiring assumptions based on the best information available.

The Company’s marketable securities at December 31, 2008 consisted of investments in auction rate securities. Those securities are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in an active market. The auction rate securities were redeemed in full in January 2009.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141(R), "Business Combinations (revised 2007)." SFAS No. 141(R) applies the acquisition method of accounting for business combinations established in SFAS No. 141 to all acquisitions where the acquirer gains a controlling interest, regardless of whether consideration was exchanged. Consistent with SFAS No. 141, SFAS No. 141(R) requires the acquirer to fair value the assets and liabilities of the acquiree and record goodwill on bargain purchases, with main difference the application to all acquisitions where control is achieved. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will adopt SFAS No. 141(R) on January 1, 2009; however, the Company does not anticipate that the adoption will have a material impact on its financial condition or results of its operations.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51." SFAS No. 160 requires companies with noncontrolling interests to disclose such interests clearly as a portion of equity but separate from the parent's equity. The noncontrolling interest's portion of net income must also be clearly presented on the income statement. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will adopt SFAS No. 160 as of January 1, 2009; however, it does not anticipate that the adoption will have a material impact on its financial condition or results of its operations.

In February 2008, the FASB issued FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157," which delays the effective date of SFAS No. 157 until January 1, 2009 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company believes the adoption of the delayed items of SFAS No. 157 will not have a material impact on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (commonly referred to as the GAAP hierarchy). The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the potential impact, if any, the adoption of SFAS No. 162 will have on its financial position, results of operations, cash flows, and disclosures.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FSP provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Upon adoption, a company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions in this FSP. Early application of this FSP is prohibited. We have not issued any share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents.

NOTE 4 – INVENTORY

Inventory consisted of the following:

	December 31,
	2008	2007
Raw material	$30,057	$263,698
Finished goods	67,987	210,365
	$98,044	$474,063

NOTE 5 - PROPERTY AND EQUIPMENT

	December 31,
	2008	2007
Computers	$294,954	$330,243
Software	362,686	388,673
Software (capital lease)	30,429	––
Machinery and equipment	350,231	597,688
Furniture and office equipment	147,941	159,025
	1,186,241	1,475,629
Less – accumulated depreciation	642,337	994,500
	$543,904	$481,129

Depreciation expense was $307,476 and $355,897 for the years ended December 31, 2008 and 2007, respectively.

NOTE 6 - OTHER CURRENT LIABILITIES

	December 31,
	2008	2007
Accrued interest	$748,082	$189,592
Accrued payroll and payroll taxes	62,668	142,563
Accrued professional fees	92,298	248,265
Accrued liabilities	33,913	15,000
	$936,961	$595,420

NOTE 7 – CAPITAL LEASE OBLIGATION

The Company is the lessee of software under a capital lease expiring in 2011. The asset and liability under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The asset is amortized over its estimated productive live. Amortization of assets under capital leases is included in depreciation expense.

Minimum future lease payments under capital leases as of December 31, 2008, were as follows:

Amount
2009	$14,456
2010	14,456
2011	10,842
Net minimum lease payments	39,754
Amount representing interest	(5,325)
Present value of net minimum lease payments	$34,429

The interest rate on the capitalized lease is 9.1%. Interest is computed based on the lower of the Company’s incremental borrowing rate at the inception of lease or the lessor’s implicit rate of return.

NOTE 8 – CONVERTIBLE DEBT

	December 31,
	2008	2007
Secured Convertible Promissory note payable - interest at 8%, due July 31, 2010.	$7,500,000	$7,500,000
Secured Convertible Promissory note payable - interest at 8%, due November 1, 2010.	2,500,000	2,500,000
Secured Convertible Promissory note payable - interest at 8%, due January 15, 2011.	2,500,000	––
Convertible Debentures - $10,000,000, interest at 8%, due May 26, 2008	––	103,500
Total	12,500,000	10,103,500
Less: Discount	(11,745,542)	(7,431,592)
	754,458	2,671,908
Less Current Portion	––	(103,500)
Total	$754,458	$2,568,408

The following maturities on the Secured Convertible Promissory Notes for the next three years are as follow:

Years Ending December 31,
2009	$––
2010	10,000,000
2011	2,500,000
$12,500,000

(i)

In December 2004, the Company raised net proceeds of $4.9 million in a private placement of $5,500,000 principal amount of its three-year 6% Convertible Debentures (the "2004 Debentures"). The 2004 Debentures were convertible into shares of the Company’s common stock par value $0.001 (the “Common Stock”) at a conversion rate equal to $0.25 per share (subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger). On December 23, 2007, the remaining aggregate principal amount of $330,000 of the 2004 debentures was converted into 1,320,000 shares of Common Stock.

For financial reporting purposes, the Company recorded a discount of $2,193,411 to reflect the value of the warrants issued in connection with the 2004 Debentures and in accordance with EITF No. 00-27, an additional discount on the 2004 Debentures of $2,711,554 to reflect the beneficial conversion feature of the debentures. The estimated value of the warrants was determined using the Black-Scholes option pricing model under the following assumptions: life of 2.4 years, risk free interest rate of 3.21%, a dividend yield of 0% and volatility of 162%. The discounts were amortized to the date of maturity unless converted earlier.

(ii)

In May 2006, the Company raised net proceeds of $8.986 million in a private placement of $10,000,000 in principal amount of its two-year 8% Convertible Debentures (the "2006 Debentures"). As of December 31, 2007, the aggregate outstanding principal amount of the 2006 Debentures was $103,500. The balance was repaid in its entirety in January 2008. Investors in the private placement also received Class A warrants, exercisable through June 30, 2009, to purchase up to 33,333,333 shares of the Company's Common Stock at a per share exercise price of $0.20 and Class B warrants, exercisable through June 30, 2011, to purchase up to 33,333,333 shares of the Company’s Common Stock at a per share exercise price of $0.25.

In connection with the placement of the 2006 Debentures, the Company paid to a registered broker dealer that acted as placement agent a cash fee of $935,000, agreed to pay 10% of the proceeds realized in the future from exercise of warrants issued to the 2006 Debentures investors, and issued warrants consisting of (x) warrants to purchase an aggregate of 6,666,667 shares of Common Stock having an initial exercise price equal to $0.15, (y) warrants to purchase an aggregate of 3,333,333 shares of Common Stock having an initial exercise price equal to $0.20, and (z) warrants to purchase an aggregate of 3,333,333 shares of Common Stock having an initial exercise price equal to $0.25. Except as specifically noted, these warrants otherwise are on substantially the same terms and conditions as the investor warrants.

For financial reporting purposes, the Company recorded a discount of $4,862,878 to reflect the value of the warrants, and in accordance with EITF No. 00-27, an additional discount of $5,137,122 to reflect the beneficial conversion feature of the 2006 Debentures. The estimated value of the warrants was determined using the Black-Scholes option pricing model under the following weighted average assumptions: life of 4 years, risk free interest rate of 4.99%, a dividend yield of 0% and volatility of 129.65%. The discounts were amortized to the date of maturity unless converted earlier.

(iii)

On July 31, 2007, the Company entered into the Securities Purchase Agreement (the "July 07 Purchase Agreement") with an institutional investor, Vicis Capital Master Fund (the “Investor” or "Vicis"), pursuant to which the Investor purchased the Company’s Secured Convertible Promissory Note in aggregate principal amount of $7,500,000 (the “July 07 Note”). The outstanding principal amount of the July 07 Note was originally convertible at the option of the holder, at any time and from time to time, into shares of Common Stock at a conversion price of $0.075 per share, subject to certain adjustments. The Company and the Investor subsequently agreed to adjust the conversion price of the July 07 Note as follows:

1.

In connection with the November 07 Purchase Agreement discussed below, to $0.045 per share.

2.

In connection with the January 08 Purchase Agreement discussed below, to $0.035.

3.

In connection with the Debenture Amendment Agreement discussed below, to $0.015. Under certain circumstances discussed below, the conversion price may be further adjusted to $0.01.

The Company is entitled to require the July 07 Note holder to convert all or a part of the outstanding principal amount of the July 07 Note. In addition, if the closing sale price of the Company's Common Stock as quoted on the OTC Bulletin Board is more than $0.375 (which amount may be adjusted for certain capital events, such as stock splits) on each of fifteen consecutive trading days, then, subject to the conditions specified below, within five trading days after the last day in such period, the Company may, at its option (exercised by written notice to the holder of the July 07 Note), require such holder to convert all or any part of the July 07 Note on or before a specified date at the conversion price then in effect. The July 07 Noteholder may continue to convert its note after the Company gives such notice. This right is available only if, on the date the Company gives notice of mandatory conversion and on each trading day thereafter through and including the date of mandatory conversion specified in the original notice from the Company, a registration statement covering the resale of the Common Stock underlying these securities is effective. The July 07 Note is redeemable at 110% of the principal and accrued interest in the event of certain change of control transactions, and is redeemable at 120% of the principal and accrued interest in the event of certain other triggering events, including (without limitation) events of default and certain other events that would impact the holder’s ability to publicly re-sell the Common Stock issuable upon conversion of the July 07 Note.

Pursuant to the July 07 Purchase Agreement, the Company issued Common Stock purchase warrants to the Investor, exercisable through July 31, 2012, to purchase initially up to 150,000,000 shares of Common Stock, of which warrants for 50,000,000 shares (“Class A July 07 Warrants”) had an original exercise price of $0.06 per share and warrants for 100,000,000 shares (“Class B July 07 Warrants”; together with the Class A July 07 Warrants, the “July 07 Warrants”) had an original exercise price of $0.075.

The Company and the Investor agreed to adjust the exercise prices of the Class A July 07 Warrants and the Class B July 07 Warrants as follows:

1.

In connection with the November 07 Purchase Agreement discussed below, to $0.045 per share and the Class B July 07 Warrants to $0.05 per share.

2.

In connection with the January 08 Purchase Agreement discussed below, to $0.035.

3.

In connection with the April 08 Purchase Agreement discussed below, to $0.001.

As discussed further below, all of these warrants were exercised on November 24, 2008.

In connection with this financing, the Company paid fees to a registered broker dealer of $570,000 and issued warrants to purchase up to 17,350,000 shares of the Company's Common Stock at a per share exercise price of $0.075, of which 16.6 million shares were later re-priced to $0.035.

For financial reporting purposes, the Company recorded a discount of $3,959,362 to reflect the value of the warrants and in accordance with EITF No. 00-27, an additional discount of $ 2,310,886 to reflect the beneficial conversion feature of the 2007 Convertible Promissory Notes. The estimated value of the warrants was determined using the Black-Scholes option pricing model under the following weighted average assumptions: life of 5 years, risk free interest rate of 4.88%, a dividend yield of 0% and volatility of 130.22%. The discounts were being amortized to the date of maturity unless converted earlier. As discussed below, the Company and the Investor entered into a Debenture Amendment Agreement. As a result, all of the remaining unamortized discounts were expensed.

(iv)

On November 1, 2007, the Company entered into a Securities Purchase Agreement (the “November 07 Purchase Agreement”) with the Investor pursuant to which the Investor purchased the Company’s Secured Convertible Promissory Note in the principal amount of $2,500,000 (the “November 07 Note”). The November 07 Note has a term of three years and becomes due on November 1, 2010. The outstanding principal amount of the November 07 Note was originally convertible at the option of the holder at any time and from time to time into shares of Common Stock at a conversion price of $0.045 per share. In connection with the Debenture Amendment Agreement discussed below, the Company and the Investor agreed to adjust the conversion price to $.015 per share.

In connection with the issuance of the November 07 Note, the Company issued Common Stock purchase warrants (the “November 07 Warrants”) to the Investor, exercisable through October 31, 2012, to purchase initially up to 83,333,334 shares of Common Stock, of which warrants for 27,777,778 shares had an original exercise price of $0.045 per share and warrants for 55,555,556 shares had an original exercise price of $0.05 (in each case the "Exercise Price").

The Company and the Investor agreed to adjust the exercise prices of the November 07 Warrants as follows:

1.

In connection with the January 08 Purchase Agreement discussed below, the exercise price to $0.035.

2.

In connection with the April 08 Purchase Agreement discussed below, the exercise price to $0.001.

As discussed further below, all of the November 07 Warrants were exercised on November 24, 2008.

Except as otherwise specified below, the investment by the Investor under the November 2007 Purchase Agreement was made on terms substantially similar to those contained in the July 07 Purchase Agreement. Amounts owing under the November 07 Note are also secured by substantially all of the assets of the Company.

For financial reporting purposes, the Company recorded a discount of $1,127,634 to reflect the value of the November 07 Warrants and in accordance with EITF No. 00-27, an additional discount of $294,301 to reflect the beneficial conversion feature of November 07 Note. The estimated value of the warrants was determined using the Black-Scholes option pricing model under the following weighted average assumptions: life of 5 years, risk free interest rate of 3.67%, a dividend yield of 0% and volatility of 127.4%. The discounts were being amortized to the date of maturity unless converted earlier. As discussed below, the Company and the Investor entered into a Debenture Amendment Agreement. As a result, all of the remaining unamortized discounts were expensed.

(v)

On January 15, 2008, the Company entered into a Securities Purchase Agreement (the “January 2008 Purchase Agreement”) with the Investor pursuant to which the Investor purchased the Company’s Secured Convertible Promissory Note in the principal amount of $2,500,000 (the “January 08 Note”). The January 08 Note has a term of three years and becomes due on January 15, 2011. The outstanding principal amount of the January 08 Note was originally convertible at the option of the holder at any time and from time to time into shares of Common Stock at a conversion price of $0.035 per share. In connection with the Debenture Amendment Agreement discussed below, the Company and the Investor agreed to adjust the conversion price to $.015 per share.

In connection with the issuance of the January 08 Note, the Company issued Common Stock purchase warrants (the “January 08 Warrants”) to the Investor, exercisable through January 15, 2013, to purchase up to 107,142,857 shares of Common Stock at an original exercise price of $0.035 per share. In connection with the April 08 Purchase Agreement discussed below, the Company and Investor agreed to adjust the exercise price to $0.001 per share. The Company and the Investor subsequently agreed to adjust the exercise prices of the January 2008 Warrants as discussed below. As discussed further below, all of the January 08 Warrants were exercised on November 24, 2008.

Except as otherwise specified below, the investment by the Investor under the January 2008 Purchase Agreement was made on terms substantially similar to those contained in the July 2007 Purchase Agreement. Amounts owing under the January 08 Note are also secured by substantially all of the assets of the Company.

In connection with the financing, the Company issued, as compensation to a registered broker dealer, warrants to purchase up to 14,999,999 shares of the Company's Common Stock at a per share exercise price of $0.035.

For financial reporting purposes, the Company recorded a discount of $1,459,189 to reflect the value of the warrants and in accordance with EITF No. 00-27, an additional discount of $1,040,811 to reflect the beneficial conversion feature of January 08 Note. The estimated value of the warrants was determined using the Black-Scholes option pricing model under the following weighted average assumptions: life of 5 years, risk free interest rate of 3%, a dividend yield of 0% and volatility of 127.4%. The discounts are being amortized to the date of maturity unless converted earlier. As discussed below, the Company and the Investor entered into a Debenture Amendment Agreement. As a result, all of the remaining unamortized discounts were expensed.

Debt Modification

On November 21, 2008, the Company and the Investor entered into a Debenture Amendment Agreement (the “Debenture Amendment Agreement”), pursuant to which the Investor invested in the Company an additional $8 million. In consideration of the investment, the Company reduced the conversion price on the July 07 Note, the November 07 Note and the January 08 Note referred to above to $0.015 per share. The parties also agreed that in the event that on the trading day immediately preceding June 1, 2009, the closing per share price of the Common Stock is less than $0.10, then the per share conversion price with respect to any amount then outstanding under the Notes would automatically be further adjusted to $0.01.

In addition, in consideration for the investment, the parties agreed under the Debenture Amendment Agreement to amend the terms of the Investor Warrants referred to above to remove all conversion caps from the Warrants, which were contractual provisions that prevented the Investor from exercising an amount of such warrants to the extent that the Investor would beneficially own (i) greater than 4.99% of the outstanding Common Stock, and (ii) greater than 9.99% of the outstanding Common Stock.

The Company accounted for the modification of the Convertible Promissory Notes, as described above, as an extinguishment of debt in accordance with EITF 05-7 “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues ” and EITF 96-19 “ Debtor’s Accounting for a Modification or Exchange of Debt Instruments”, (“EITF 96-19”).” The Company deemed the terms of the amendment to be substantially different and treated the Convertible Promissory Notes as extinguished and exchanged for new notes. As such, it was necessary to reflect the Convertible Promissory Notes at fair market value and record a loss on extinguishment of debt of approximately $2.8 million.

In accordance with FAS 157, the fair value of the Convertible Promissory Notes was determined utilizing level 3 inputs. The fair value of the Convertible Promissory Notes was calculated utilizing the fully diluted market value of the invested capital of the company immediately before and after the date of the debt modification. The fair value was determined to be the face value of the Convertible Promissory Notes at the date of the debt modification.

For financial reporting purposes, the Company recorded a discount in accordance with EITF No. 00-27 of $12,500,000 to reflect the beneficial conversion feature related to the Debenture Modification Agreement. The discount is being amortized to the date of maturity of the various Convertible Promissory Notes unless converted earlier.

Contemporaneous with the transaction, on November 24, 2008, the Company issued 464,365,080 shares of its Common Stock to Vicis upon its exercise of all outstanding Investor Warrants through a combination of “cashless exercises” as well as for “cash exercises.” See Note 10 for a further discussion.

Registration Rights

In connection with the entry by the Company and the Investor into the July 07 Purchase Agreement referred to above, the Company originally undertook to file, by December 28, 2007, a registration statement (the "Registration Statement") covering the Common Stock underlying the July 07 Note and the July 07 Warrants. Under certain circumstances, the Company undertook to pay liquidated damages to the holders of the July 07 Note if the Registration Statement is filed late and/or is not declared effective by the Securities and Exchange Commission within the earlier of (i) five days after notice by the Securities and Exchange Commission that the registration statement may be declared effective or (ii) March 29, 2008. In connection with the entry into the November 07 Purchase Agreement, the Company’s obligation to file such Registration Statement (which would now also cover the resale of the shares of Common Stock underlying the November 07 Note and November 07 Warrants) was extended to January 27, 2008 and that the Company’s obligation to pay liquidated damages in respect of delayed effectiveness of such registration statement would not commence until April 28, 2008. Thereafter, in connection with the entry by the Company an the Investor into the April 08 Purchase Agreement (further discussed in Note 8 above), the date by which the Company was obligated to file the Registration Statement (covering the resale of the shares of Common Stock underlying the Notes and Investor Warrants) was further extended to December 15, 2008 and that the Company’s obligation to pay liquidated damages in respect of delayed effectiveness of such registration statement would not commence until April 28, 2008. Finally, in connection with the Debenture Amendment Agreement consummated in November 2008, the Investor agreed to waive, until further notice, the Company’s obligation to file on or before December 15, 2008, a resale registration statement with respect to the shares of Common Stock underlying the Notes and the Warrants.

Interest incurred on convertible debt amounted to $671,461 and $1,189,537 for the years ended December 31, 2008 and 2007, respectively, of which $671,461 and $888,371 related to Vicis. Amortization of the discounts related to the convertible debentures and notes above totaled $2,482,288 and $7,600,218 for the years ended December 31, 2008 and 2007.

NOTE 9 - INCOME TAXES

At December 31, 2008, the Company had available $68 million of net operating loss carry forwards, for U.S. income tax purposes which expire in the years 2016 through 2028. However, due to changes in stock ownership, the use of the U.S. net operating loss carry forwards is severely limited under Section 382 of the Internal Revenue Code. As such, approximately $61 million of these net operating loss carry forwards will expire as worthless. The Company has ceased its foreign operations and has abandoned the foreign net operating loss carry forwards.

Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these loss carry forwards as valuation allowances have been established for any such benefits.

Significant components of the Company's deferred tax assets for U.S. income taxes are as follows:

	December 31,
	2008	2007
Net operating loss carry forwards	$2,735,184	$12,307,020
Stock based compensation	355,734	261,022
Other	555,204	493,712
Total deferred tax assets	3,646,122	13,061,754
Valuation allowance	(3,646,122)	(13,061,754)
Net deferred tax assets	$––	$––

The decrease in the valuation allowance was primarily due to the changes in stock ownership that occurred in 2008 thereby increasing the Section 382 limitation in the net operating loss carryfowards available to the Company.

The following is a reconciliation of the federal statutory tax rate of 35% for 2008 and 2007, with the provision for income taxes:

	December 31,
	2008	2007
Statutory tax rate	(35%)	(35%)
Valuation allowance	35%	35%
Effective federal tax rate	0%	0%

The provisions of FIN 48 were adopted by the Company on January 1, 2007 and had no effect on the Company's financial position, cash flows or results of operations upon adoption, as the Company did not have any unrecognized tax benefits. The Company also evaluated its tax positions as of December 31, 2008 and 2007 and reached the same conclusion.

The Company does not currently expect any significant changes to unrecognized tax benefits during the fiscal year ended December 31, 2009. The Company's practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2008 and 2007, the Company had no accrued interest or penalties. In certain cases, the Company's uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. The Company files U.S. and state income tax returns in jurisdictions with varying statutes of limitations. The 2005 through 2008 tax years generally remain subject to examination by federal and most state tax authorities

NOTE 10 - STOCKHOLDERS' EQUITY

COMMON STOCK

On June 27, 2008, the Company's stockholders approved an increase in the authorized shares of Common Stock that the Company is authorized to issue up to 2,000,000,000 shares.

STOCK OPTION PLANS

In November 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan"). A total of 5,000,000 shares of Common Stock were originally reserved for issuance under the 2000 Incentive Plan. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions. In December 2002, the number of shares of Common Stock reserved for issuance under the 2000 Incentive Plan was increased from 5,000,000 to 15,000,000; in June 2005, it was further increased to 25,000,000. On June 27, 2008, the number of shares of Common Stock reserved for issuance under the 2000 Incentive Plan was further increased to 50,000,000 shares.

The compensation committee of the Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to four years.

In December 2002, the Company adopted the 2002 Non-Employee Directors Stock Option Plan (the "2002 Directors Plan") providing for the issuance of up to 2,000,000 shares of Common Stock to non-employee directors. Under the 2002 Directors Plan, only non-qualified options may be issued, and they will be exercisable for a period of six years from the date of grant. In June 2005, the number of shares of Common Stock reserved for issuance under the 2002 Directors Plan was increased from 2,000,000 to 4,000,000, in May 2006, it was further increased to 6,000,000. On June 27, 2008, the number of shares of Common Stock reserved for issuance under the 2002 Directors Plan was further increased to 12,000,000 shares.

OTHER OPTION GRANTS

In addition to the options granted under the stock option plans discussed above (the "Plans”), the Company has issued options outside of the Plans, pursuant to various employment, consulting and separation agreements.

Option activity for 2008 and 2007 is summarized as follows:

	Plan	Nonplan	Total	Weighted Average Exercise Price
Options outstanding, January 1, 2007	18,913,250	3,720,000	22,633,250	$0.25
Granted	10,492,500	––	10,492,500	0.05
Exercised	––	––	––	––
Forfeited	(818,750)	––	(818,750)	0.41

Options outstanding, December 31, 2007	28,587,000	3,720,000	32,307,000	0.25
Granted	1,700,000	200,000	1,900,000	0.03
Exercised	––	––	––	––
Forfeited	(1,675,000)	(145,000)	(1,820,000)	0.16

Options outstanding, December 31, 2008	28,612,000	3,775,000	32,387,000	$0.17

Shares of Common Stock available for
Future grant under the plans	31,787,100

The following table summarizes information about stock options outstanding at December 31, 2008:

		Weighted Average Remaining		Options Exercisable Weighted Average
Ranges of price	Number Outstanding	Contractual Life	Exercise Price	Number Exercisable	Exercise Price
$0.03-.045	10,992,500	8.21	$0.043	9,292,500	$0.045
$.06 - $.15	1,120,000	5.85	$0.118	1,120,000	$0.118
$.20 - $.30	18,049,500	4.21	$0.206	16,999,500	$0.207
$0.50	2,225,000	3.54	$0.500	2,225,000	$0.500
$.03-$0.50	32,387,000	5.58	$0.168	29,637,000	$0.175

Share based compensation - The fair values of stock options granted were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2008	2007
Risk free interest rate	1.45%- 1.87%	3.67% - 4.75%
Expected life	1.5 -5.75	5.75
Expected volatility	133% - 162%	127%- 143%
Dividend yield	––	––

Weighted-average grant date fair value per share	$0.019	$0.029

WARRANTS

On April 23, 2008, the Company entered into a Securities Purchase Agreement (the "April 08 Purchase Agreement") with the Investor referred to in Note 8 above pursuant to which the Company issued to the Investor, in consideration of an investment of $3,000,000, warrants (the “April 2008 Warrants”), exercisable through April 2013, to purchase up to 135,000,000 shares of the Company’s Common Stock, at a per share exercise price of $0.001.

In connection with the financing, a registered broker dealer received $45,000 as compensation payment and was issued warrants to purchase up to 1,000,000 shares of the Company's Common Stock at a per share exercise price of $0.035.

Contemporaneous with the Debenture Amendment Agreement on November 24, 2008, the Company issued 464,365,080 shares of its Common Stock to Vicis upon its exercise of all outstanding Investor Warrants through a combination of “cashless exercises” as well as for “cash exercises.” The Company received cash proceeds of $242,143 from the cash exercises. Following the exercise of these warrants, Vicis controls approximately 66% of the Company issued and outstanding common stock.

A summary of the warrants outstanding at December 31, 2008 is as follows:

Warrants	Exercise Price	Expiration Date
44,266,665	$0.035	2012 - 2013
750,000	$0.075	2012
10,666,667	$ 0.15	2011
36,766,666	$ 0.20	2009
36,766,666	$ 0.25	2009- 2011
129,216,664

NOTE 11 - SALES AND MAJOR CUSTOMERS

Revenues for the years ended December 31, 2008 and 2007 were as follows:

	December 31, 2008	December 31, 2007
Hardware	$12,136,283	$2,179,076
Software and services	486,070	85,902
	$12,622,353	$2,264,978

One customer accounted for 100% and 97% of the hardware revenue for the years ended December 31, 2008 and 2007, respectively.

NOTE 12 - COMMITMENTS

EMPLOYMENT AGREEMENTS

On December 30, 2008, the Board of Directors approved an amended and restated employment agreement with the Company's Chief Executive Officer. The term of the agreement is currently scheduled to expire on December 31, 2010, provided that after expiration of the term, the agreement will automatically renew for additional one-year terms, unless terminated by the Company upon written notice given not less than 90 days prior to the expiration of the term. Under the agreement, the officer is paid an annual salary of $330,000, subject to annual cost of living adjustments. The agreement also contains certain provisions for early termination, including in the event of a change in control, which may result in a severance payment equal to two years of base salary then in effect and the continuation of certain benefits.

On June 2, 2008, the Company entered into an amended and restated employment agreement with its Chief Technical Officer. The agreement is currently scheduled to expire on December 31, 2009, provided that the agreement is subject to renewal for additional one-year terms, unless terminated in accordance with the agreement upon 60 days’ prior notice. Under the agreement, the officer is paid an annual salary of $225,000 subject to review. The agreement also contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect.

On June 2, 2008, the Company entered into an employment agreement with its Vice President of Operations. The agreement is currently scheduled to expire on December 31, 2009, provided that the agreement is subject to renewal for additional one-year terms, unless terminated in accordance with the agreement upon 60 days’ prior notice. Under the agreement, the officer is paid an annual salary of $175,000 subject to review. The agreement also contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect.

OPERATING LEASES

The Company does not own any real property. The Company's corporate office in Newton, Massachusetts comprised of approximately 16,642 square feet is leased at a monthly rental of $18,333, with a scheduled expiration date of February 28, 2009. On January 13, 2009 the Company extended the lease through August 31, 2009. No other terms of the lease have been changed.

The Company believes that this facility is sufficient to meet its current requirements and that it would be able to renew its present lease or obtain suitable replacement facilities.

In addition, the Company also rents office space in Briarcliff, New York at a monthly rental of $900 through July 4, 2008 and $1,000 through July 4, 2009 with an option to extend the lease through July 5, 2010 at the same monthly cost. The Company uses this office space primarily in connection with the on-going pilots and testing being conducted at Con Edison's premises.

Rent expense for 2008 and 2007 was $233,315 and $194,774, respectively. Future minimum rentals under these leases total $152,667 in 2009.

NOTE 13 - COMMERCIAL DEPLOYMENT AGREEMENTS

On April 1, 2008, the Company and Duke Energy entered into a Commercial Deployment Agreement (the “Agreement”) pursuant to which Ambient Smart Grid equipment and technology is to be deployed over portions of Duke’s electric power distribution grid.

Pursuant to the agreement, Ambient received purchase orders from Duke to purchase its X-Nodes, license of the AmbientNMS™, and obtain engineering support in building out an intelligent grid/intelligent-metering platform. As of December 31, 2008, Ambient has substantially met the requirements of the purchase order which generated revenue of approximately $12.6 million in 2008.

PART II

ITEM 13.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

SEC FILING FEE	$87
LEGAL FEES AND EXPENSES	$10,000
BLUE SKY FILING FEES AND EXPENSES (INCLUDING COUNSEL FEES)	$5,000
ACCOUNTING FEES AND EXPENSES	$5,000
PRINTING AND ENGRAVING EXPENSES	$500
MISCELLANEOUS EXPENSES	$0
TOTAL	$20,587

ITEM 14.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court deems proper.

Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against such person in any such capacity or arising out of the person’s status as such whether or not the corporation would have the power to indemnify such person against liability under

Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination is to be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even through less than a quorum or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

Section 7 of the Registrant's certificate of incorporation contains the following provisions with respect to the elimination or limitation of liability of the Registrant's directors:

“The directors and officers of the corporation shall be entitled to such rights of indemnification and advancement of expenses, including attorneys’ fees, in the defense of any action or threatened action in which a director or officer is or may be a party as the Board of Directors may by resolution prescribe.”

The Registrant's by-laws provide that it will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by law.

Section 102(b)(7) of the Delaware Corporation Law provides that the Certificate of Incorporation of a Delaware corporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or the making of unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Article NINTH of the Registrant's certificate of incorporation provides that:

"To the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages, breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

ITEM 15.

RECENT SALES OF UNREGISTERED SECURITIES

The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Act.

1.

In January 2006, the Company issued to an institutional investor (i) a secured promissory note in the principal amount $1,620,000 and (ii) a five year warrant to purchase 3,000,000 shares of Common Stock at a per share exercise price of $0.15 in consideration of the loan to the Company of $1,500,000 (net of approximately $165,000 offering related fees and expenses).

2.

In April 2006, the Company issued to an institutional investor (i) a secured promissory note in the principal amount $524,333 and (ii) a five year warrant to purchase 500,000 shares of Common Stock at a per share exercise price of $0.15 in consideration of the loan to the Company of $500,000 (net of approximately $55,000 offering related fees and expenses).

3.

In May 2006, the Company sold $10,000,000 aggregate principal amount of its 8% Senior Secured Convertible Debentures and common stock purchase warrants, receiving net proceeds of approximately $6.85 million after the payment of offering related fees and expenses and the repayment of the indebtedness described in Notes 8 above. In connection therewith, the Company issued to such investors warrants to purchase up to 33,333,333 shares of Common Stock at an exercise price of $0.20 and 33,333,333 of Common Stock at an exercise price of $0.25.

4.

In May 2006, in connection with the sale of the convertible debentures described in Note 8 above, the Company issued to a placement agent as compensation warrants to purchase up to 6,666,667 shares of Common Stock at a per share exercise price of $0.15, up to 3,333,333 shares of Common Stock at a per share exercise price of $0.20, and up to 3,333,333 shares of Common Stock at a per share exercise price of $0.25.

5.

In May 2006, the Company issued to each of two service providers warrants to purchase up to 50,000 shares of Common Stock at an exercise price $0.20 per share and warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $0.25 per share.

6.

In June 2007, the Company issued to an institutional investor a promissory note in the principal amount of $4 million.

7.

In July 2007, the Company sold $7,500,000 principal amount of its Senior Secured Convertible Note and common stock purchase warrants, receiving net proceeds of approximately $6.9 million after the payment of offering related fees and expenses and the repayment of the indebtedness described in Note 8 above. In connection therewith, the Company issued to such investor warrants to purchase up to 100,000,000 shares of Common Stock at an exercise price of $0.75 and 50,000,000 of Common Stock at an exercise price of $0.6.

8.

In July 2007, in connection with the sale of the convertible notes described in Note 8 above, the Company issued to a placement agent as compensation warrants to purchase up to 15,000,000 shares of the Company's Common Stock at a per share exercise price of $0.075.

9.

In November 2007, the Company sold $2,500,000 principal amount of its Senior Secured Convertible Note and common stock purchase warrants, receiving net proceeds of approximately $2.5 million after the payment of offering related fees. In connection therewith, the Company issued to such investor warrants to purchase up to 27,777,778 shares of Common Stock at an exercise price of $0.045 and 55,555,556 shares of Common Stock at an exercise price of $0.05.

10.

In November 2007, in connection with the sale of the convertible notes described in Note 8 above, the Company issued to a placement agent as compensation warrants to purchase up to 11,666,667 shares of the Company's Common Stock at a per share exercise price of $0.045.

11.

In January 2008, the Company sold $2,500,000 principal amount of its Senior Secured Convertible Note and common stock purchase warrants, receiving net proceeds of approximately $2.5 million after the payment of offering related fees. In connection therewith, the Company issued to such investor warrants to purchase up to 107,142,857 shares of Common Stock at an exercise price of $0.035.

12.

In January 2008, in connection with the sale of the convertible notes described in Note 8 above, the Company issued to a placement agent as compensation warrants to purchase up to 14,999,999 shares of the Company's Common Stock at a per share exercise price of $0.035.

13.

In April 2008, the Company sold warrants to purchase up to 135,000,000 shares of Common Stock at an exercise price of $0.001, receiving net proceeds of approximately $2.95 million.

14.

In April 2008, in connection with the sale of the convertible notes described in Note 10 above, the Company issued to a placement agent as compensation warrants to purchase up to 1,000,000 shares of the Company's Common Stock at a per share exercise price of $0.035.

15.

In November 2008, the Company agreed to reduce the conversion price of the promissory notes referred to in Noted 8 $0.015, in consideration of which it received $8 million.

16.

In November 2008, the Company issued 464,365,080 shares of Common Stock upon the exercise of the warrants referred to in notes 8 and 10above.

All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or Regulation S under such Securities Act. Except with respect to securities sold under Regulation S, the recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in all of the above transactions. The Company believes the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in its common stock. All recipients had adequate access to information about the Company. None of the transactions described above involved general solicitation or advertising.

ITEM 16.

EXHIBITS

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Company, as amended. (1) (Exhibit 3.1), (2) (Exhibit 3.1)

3.2	Bylaws of the Company, as amended. (3) (Exhibit 3.2)

4.1	Specimen Stock Certificate. (3) (Exhibit 4.1)

4.2	Common Stock Purchase Warrant issued by the Company on January 25, 2006. (4) (Exhibit 4.6)

4.3	Form of Common Stock Purchase Warrant issued by the Company on May 26, 2006. (5) (Exhibit 4.7)

4.4	Secured Convertible Promissory Note due July 31, 2010. (6) (Exhibit 4.1)

4.5	Common Stock Purchase Warrant (Series A) (6). (Exhibit 4.2)

4.6	Common Stock Purchase Warrant (Series B) (6). (Exhibit 4.3)

4.7	Secured Convertible Promissory Note due November 1, 2010. (7) (Exhibit 4.1)

4.8	Common Stock Purchase Warrant (Series C). (7) (Exhibit 4.2)

4.9	Common Stock Purchase Warrant (Series D). (7) (Exhibit 4.3)

4.10	Secured Convertible Promissory Note due January 15, 2011. (8) (Exhibit 4.1)

4.11	Common Stock Purchase Warrant (Series E). (8) (Exhibit 4.2)

4.12	Warrant issued as of April 23, 2008. (2) (Exhibit 4.1)

4.13*	Retainer Warrant issued as of July 31, 2007

4.14*	Form of Placement Agent Warrants

5.1*	Opinion of Aboudi and Brounstein

10.1	Ambient Corporation 2000 Equity Incentive Plan. (9) + (Appendix B)

10.2	Stock Purchase Agreement dated as of September 30, 2002 between the Company and Consolidated Edison, Inc. (10) (Exhibit 10.2)

10.3	Ambient Corporation 2002 Non-Employee Directors' Stock Option Plan. (9) (Appendix C)

10.4	Amended and Restated Employment Agreement effective as of December 30, 2008 between the Company and John Joyce. (14) Exhibit 10.4 +

10.5	Amended and Restated Employment Agreement effective as of June 2, 2008 between the Company and Ramdas Rao. (14) Exhibit 10.4 +

10.6	Securities Purchase Agreement dated as of May 26, 2006 among the Company and certain investors. (5) (Exhibit 10.8)

Exhibit Number	Description
10.7	Registration Rights Agreement dated as of May 26, 2006 among the Company and certain investors. (5) (Exhibit 10.9)

10. 8	Registration Rights Agreement, dated as of July 31, 2007, between Ambient Corporation and Vicis Master Capital Fund. (6) (Exhibit 10.1)

10.9	Securities Purchase Agreement, dated as of July 31, 2007 between Ambient Corporation and Vicis Master Capital Fund. (6) (Exhibit 10.2)

10.10	Security Agreement, dated as of July 31, 2007 between Ambient Corporation and Vicis Master Capital Fund. (6) (Exhibit 10.3)

10.11	Securities Purchase Agreement dated as of November 1, 2007, between Ambient Corporation and the Vicis Master Fund. (7) (Exhibit 10.1)

10.12	First Amendment dated as of November 1, 2007 to Registration Rights Agreement, dated as of July 31, 2007, between Ambient and Vicis Master Capital Fund. (7) (Exhibit 10.2)

10.13	First Amendment dated as of November 1, 2007 to Securities Purchase Agreement, dated as of July 31, 2007 between Ambient Corporation and Vicis Master Capital Fund. (7) (Exhibit 10.3)

10.14	Securities Purchase Agreement dated as of January 15, 2008, between Ambient Corporation and the Vicis Master Capital Fund. (8) (Exhibit 10.1)

10.15	Second Amendment dated as of January 15, 2008 to Registration Rights Agreement, dated as of July 31, 2007, between Ambient Corporation and Vicis Master Capital Fund. (8) (Exhibit 10.2)

10.16	First Amendment dated as of January 15, 2008 to Securities Purchase Agreement, dated as of November 1, 2007 between Ambient Corporation and Vicis Master Capital Fund. (8) (Exhibit 10.3)

10.17	Second Amendment dated as of January 15, 2008 to Securities Purchase Agreement, dated as of July 31, 2007 between Ambient Corporation and Vicis Master Capital Fund. (8) (Exhibit 10.4)

10.18	Securities Purchase Agreement dated as of April 23, 2008 between Ambient Corporation and Vicis Capital Master Fund. (2) (Exhibit 10.1)

10.19	Amendment and Waiver dated as of April 23, 2008 between Ambient Corporation and Vicis Capital Master Fund. (2) (Exhibit 10.2)

10.20	Debenture Amendment Agreement dated as of November 21, 2008 between Ambient Corporation and Vicis Capital Master Fund. (11) (Exhibit 10.1)
10.21

Commercial Deployment Agreement dated as of March 31, 2008 between Ambient Corporation and Duke Energy Carolinas, LLC. (13) (10.1) (Pursuant to Rule 24 b-2 under the Securities Exchange Act of 1934, the registrant has requested confidential treatment of the portion of this exhibit deleted from the filed copy).

14	Code of Conduct and Ethics. (12) (Exhibit 14)

21	Subsidiaries (14) Exhibit 21

23.1 *	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

23.2 *	Consent of Aboudi & Brounstein (included in Exhibit 5.1)

*

Filed herewith

(1)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and incorporated herein by reference.

(2)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Quarterly Report on Form 10-Q for the three month period ended June 30, 2008 and incorporated herein by reference.

(3)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Registration Statement on Form SB-2 (File No. 333-40045) and incorporated herein by reference.

(4)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005 and incorporated herein by reference.

(5)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Registration Statement on Form SB-2 (File No. 333-134872) and incorporated herein by reference.

(6)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Current Report on Form 8-K filed on July 31, 2007 and incorporated herein by reference.

(7)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Current Report on Form 8-K filed on November 5, 2007 and incorporated herein by reference.

(8)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Current Report on Form 8-K filed on January 17, 2008 and incorporated herein by reference.

(9)

Filed as an appendix to the Company’s Definitive Proxy Statement on From 14A filed on May 18, 2008 and incorporated herein by reference.

(10)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007 and incorporated herein by reference.

(11)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Current Report on Form 8-K filed on November 24, 2008 and incorporated herein by reference.

(12)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference.

(13)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2008 and incorporated herein by reference.

(14)

Filed as an exhibit (the number of which is indicated in parentheses) to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2008 and incorporated herein by reference.

+

 Management Agreement

ITEM 17.

UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in Newton, Massachusetts, on the 1st day of June 2009.

AMBIENT CORPORATION

BY:	/S/ JOHN J. JOYCE
JOHN J. JOYCE

CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER AND OFFICER DULY AUTHORIZED TO SIGN ON BEHALF OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ JOHN J. JOYCE	PRESIDENT, CHIEF	JUNE 1, 2009
JOHN J. JOYCE	EXECUTIVE OFFICER, DIRECTOR

/S/ MICHAEL WIDLAND	DIRECTOR	JUNE 1, 2009
MICHAEL WIDLAND

/S/ D. HOWARD PIERCE	DIRECTOR	JUNE 1, 2009
D. HOWARD PIERCE

/S/ THOMAS MICHAEL HIGGINS	DIRECTOR	JUNE 1, 2009
THOMAS MICHAEL HIGGINS

/S/ SHAD STASTNEY	DIRECTOR	JUNE 1, 2009
SHAD STASTNEY